CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the six-months period ended June 30, 2026 and 2025 and the three-months period from April to June 30, 2026 and 2025

CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
As of June 30, 2026 and December 31, 2025
(Stated in millions of Colombian pesos)

	Note	June 30, 2026	December 31, 2025(1)
ASSETS
Cash and cash equivalents	4	30,989,362	29,916,400
Financial assets investments	5.1	48,219,272	34,317,259
Derivative financial instruments	5.2	8,038,465	4,417,863
Financial assets investments and derivative financial instruments		56,257,737	38,735,122
Loans and advances to customers		262,273,181	256,353,981
Allowance for loans, advances, and lease losses		(13,483,030)	(13,253,946)
Loans and advances to customers, net	6	248,790,151	243,100,035
Assets held for sale and inventories, net		804,695	666,361
Investment in associates and joint ventures		3,445,832	3,311,506
Investment properties	7	6,644,209	6,595,407
Premises and equipment, net		5,186,195	5,406,874
Right-of-use assets, lease		1,373,791	1,329,718
Goodwill and intangible assets, net		2,389,663	2,537,180
Deferred tax, net	8.5	170,691	1,750,097
Assets related to investments in subsidiaries held for sale		-	40,309,257
Other assets, net		7,029,945	6,094,423
TOTAL ASSETS		363,082,271	379,752,380
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	9	271,046,925	264,413,956
Interbank deposits and repurchase agreements and other similar secured borrowing	10	6,829,106	706,149
Derivative financial instruments	5.2	9,342,967	4,514,630
Borrowings from other financial institutions		8,774,860	9,356,428
Debt instruments in issue		6,987,255	7,409,693
Lease liabilities		1,372,736	1,325,039
Preferred shares		554,091	583,477
Current tax		1,911,186	701,452
Deferred tax, net	8.5	1,471,627	2,903,375
Employee benefit plans		893,350	947,610
Liabilities related to investments in subsidiaries held for sale		-	34,416,684
Other liabilities	11	14,501,739	11,478,253
TOTAL LIABILITIES		323,685,842	338,756,746
EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,857,491	4,857,491
Appropriated reserves	13	21,777,638	23,436,138
Retained earnings		4,280,145	3,376,023
Net income attributable to equity holders of the Parent Company		4,187,455	3,820,634
Accumulated other comprehensive income, net of tax		2,540,029	3,783,433
SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		38,123,672	39,754,633
Non-controlling interest		1,272,757	1,241,001
TOTAL EQUITY		39,396,429	40,995,634
TOTAL LIABILITIES AND EQUITY		363,082,271	379,752,380
(1)The accumulated value as of December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025
(Stated in millions of Colombian pesos, except EPS stated in units of pesos)

		Accumulated		Quarterly
	Note	2026(1)	2025(1)	2026(1)	2025(1)
Interest on loans and financial leases
Commercial		7,616,733	7,312,773	4,030,973	3,693,500
Consumer		4,523,846	3,702,071	2,311,820	1,863,564
Mortgage		2,224,915	1,891,818	1,154,499	949,898
Financial leases		1,759,729	1,592,687	916,476	801,117
Small business loans		132,585	87,240	65,724	47,866
Total interest income on loans and financial leases		16,257,808	14,586,589	8,479,492	7,355,945
Interest on debt instruments using the effective interest method	14.1	474,596	356,140	272,972	177,540
Total Interest on financial instruments using the effective interest method		16,732,404	14,942,729	8,752,464	7,533,485
Interest income on overnight and market funds		44,452	53,697	22,149	21,513
Interest and valuation on financial instruments	14.1	930,273	734,343	679,396	403,434
Total interest and valuation on financial instruments		17,707,129	15,730,769	9,454,009	7,958,432
Interest expenses	14.2	(6,487,458)	(6,107,919)	(3,416,764)	(3,083,514)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		11,219,671	9,622,850	6,037,245	4,874,918
Credit impairment charges on loans, advances and financial leases, net	6	(2,190,788)	(2,104,078)	(988,154)	(1,031,225)
Impairment for other financial instruments	5.1 - 12	(61,793)	(37,265)	(35,167)	(28,620)
Total credit impairment charges, net		(2,252,581)	(2,141,343)	(1,023,321)	(1,059,845)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		8,967,090	7,481,507	5,013,924	3,815,073
Fees and commissions income	14.3	4,118,998	3,707,158	2,113,539	1,913,904
Fees and commissions expenses	14.3	(1,493,637)	(1,451,259)	(739,254)	(746,252)
Total fees and commissions, net		2,625,361	2,255,899	1,374,285	1,167,652
Other operating income	14.4	1,799,769	1,645,174	945,042	817,616
Dividends and net income on equity investments	14.5	301,714	257,092	170,904	121,210
Total operating income, net		13,693,934	11,639,672	7,504,155	5,921,551
Operating expenses
Salaries and employee benefits	15.1	(3,097,483)	(2,864,998)	(1,543,663)	(1,454,799)
Other administrative and general expenses	15.2	(2,912,728)	(2,883,060)	(1,467,156)	(1,505,537)
Taxes other than income tax	15.2	(813,141)	(728,170)	(389,203)	(379,932)
Wealth tax		(374,823)	-	(778)	-
Depreciation, amortization, and impairment	15.3	(495,625)	(483,143)	(248,583)	(241,330)
Total operating expenses		(7,693,800)	(6,959,371)	(3,649,383)	(3,581,598)
Profit continued operation before tax		6,000,134	4,680,301	3,854,772	2,339,953
Income tax from continued operation	8	(1,697,277)	(1,287,722)	(987,741)	(619,970)
Net income continued operation		4,302,857	3,392,579	2,867,031	1,719,983
Net Income (loss) from discontinued operation(1)(2)		(35,700)	201,142	(85,753)	108,963
Net income		4,267,157	3,593,721	2,781,278	1,828,946
Net income attributable to equity holders of the Parent Company		4,187,455	3,528,967	2,730,344	1,791,303
Non-controlling interest		79,702	64,754	50,934	37,643
Basic and diluted earnings per share to common shareholders, stated in units of pesos	16	4,438	3,699	2,892	1,877
From continued operation	16	4,476	3,490	2,982	1,764
From discontinued operation	16	(38)	209	(90)	113
(1)The value for Banistmo S.A. for 2026 and 2025 were presented as discontinued operations, given its classification as an asset held for sale as of December 18, 2025. This presentation is made with the purpose of ensuring the comparability of the information in accordance with the requirements set forth in IFRS 5.

(2)The accumulated value as of June 30, 2026 and 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity and Note 8. Income Tax.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2026	2025	2026	2025
Net income		4,267,157	3,593,721	2,781,278	1,828,946
Other comprehensive income/(loss) that will not be reclassified to net income
Remeasurement income related to defined benefit liability		13,291	14,985	13,290	14,985
Disposal of subsidiaries(1)		3,695	-	3,695	-
Income tax	8.4	(3,174)	(5,465)	(3,238)	(5,492)
Net of tax amount		13,812	9,520	13,747	9,493
Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized (loss)/gain		(15,663)	13,829	(15,919)	9,851
Disposal of subsidiaries(1)		(43,168)	-	(43,168)	-
Income tax	8.4	3,421	1,273	3,556	873
Net of tax amount		(55,410)	15,102	(55,531)	10,724
Gains on asset revaluation
Income tax	8.4	356	-	356	-
Net of tax amount		356	-	356	-
Total other comprehensive income that will not be reclassified to net income, net of tax		(41,242)	24,622	(41,428)	20,217
Other comprehensive income/(loss) that may be reclassified to net income
Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized gain/(loss)		35,556	(2,197)	56,134	1,846
Change in allowance		16,411	2,533	17,878	4,673
Income tax	8.4	(22,112)	5,923	(33,129)	2,408
Net of tax amount		29,855	6,259	40,883	8,927
Foreign currency translation adjustments:
Exchange differences arising on translating the foreign operations		(1,078,139)	(1,610,582)	(728,900)	(536,689)
Gain on net investment hedge in foreign operations		135,355	230,626	93,848	38,362
Disposal of subsidiaries(1)		(225,000)	-	(225,000)	-
Income tax	8.4	(54,142)	(125,648)	(37,539)	(54,494)
Net of tax amount		(1,221,926)	(1,505,604)	(897,591)	(552,821)
Cash flow hedges
Net (loss)/gain from cash flow hedges		(28,093)	(361)	(20,563)	8
Reclassification to the Statement of Income		9,127	145	5,218	(162)
Income tax	8.4	9,821	87	6,137	62
Net of tax amount		(9,145)	(129)	(9,208)	(92)
Unrealized (loss)/gain on investments in associates and joint ventures using equity method		(946)	(446)	131	(196)
Income tax	8.4	-	(599)	-	(670)
Net of tax amount		(946)	(1,045)	131	(866)
Total other comprehensive income that may be reclassified to net income, net of tax		(1,202,162)	(1,500,519)	(865,785)	(544,852)
Other comprehensive income, attributable to the owners of the Parent Company, net of tax		(1,243,404)	(1,475,897)	(907,213)	(524,635)
Other comprehensive income, attributable to the Non-controlling interest		(159)	278	(1,149)	(693)
Total comprehensive income attributable to:		3,023,594	2,118,102	1,872,916	1,303,618
Equity holders of the Parent Company		2,944,053	2,053,070	1,823,131	1,266,668
Non-controlling interest		79,543	65,032	49,785	36,950
(1) Corresponds to the sale of the subsidiary Banistmo S.A. completion on June 30, 2026. For additional information, see to Note 1, Reporting Entity.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2026, and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
					Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropriated Reserves (Note 13)	Share buyback reserve(1)	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2026	480,914	4,857,491	22,517,556	918,582	3,622,655	(5,587)	209,902	(9,170)	1,781	4,491	(40,639)	3,376,023	3,820,634	39,754,633	1,241,001	40,995,634
Transfer to profit from previous years	-	-	-	-	-	-	-	-	-	-	-	3,820,634	(3,820,634)	-	-	-
Dividend payment corresponding to 509,103,132 common shares and 444,111,532 preferred shares without voting rights, subscribed, paid and in circulation as of December 31, 2025, at a rate of COP 4,512 per share.(2)	-	-	-	-	-	-	-	-	-	-	-	(4,243,931)	-	(4,243,931)	-	(4,243,931)
Constitution of reserves	-	-	(927,301)	431,418	-	-	-	-	-	-	-	459,469	-	(36,414)	-	(36,414)
Share buyback	-	-	-	(536,319)	-	-	-	-	-	-	-	-	-	(536,319)	-	(536,319)
Others	-	-	-	-	-	-	-	-	-	-	-	(22,821)	-	(22,821)	-	(22,821)
Non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(47,787)	(47,787)
Disposal of subsidiaries(3)	-	-	(626,298)	-	(225,000)	-	(43,168)	-	-	-	3,695	890,771	-	-	-	-
Net Income	-	-	-	-	-	-	-	-	-	-	-	-	4,187,455	4,187,455	79,702	4,267,157
Other comprehensive income(4)	-	-	-	-	(996,926)	(9,145)	(12,242)	29,855	356	(946)	10,117	-	-	(978,931)	(159)	(979,090)
Balance as of June 30, 2026	480,914	4,857,491	20,963,957	813,681	2,400,729	(14,732)	154,492	20,685	2,137	3,545	(26,827)	4,280,145	4,187,455	38,123,672	1,272,757	39,396,429
(1) At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights and ADRs of Grupo Cibest S.A.. For further information, see Note 1. Reporting entity and Note 13. Appropriated reserves.
(2) Includes $56,973 related to the release of funds previously provisioned for the payment of dividends on preferred shares.
(3) Corresponds to the sale of the subsidiary Banistmo S.A. completion on June 30, 2026. For additional information, see to Note 1, Reporting Entity.
(4) The variation in the translation adjustment is mainly explained by the decrease in the representative market exchange rate, from COP 3,757.08 in December 2025 to COP 3,440.83 in June 2026.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-months period ended June 30, 2026, and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropriated Reserves	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2025	480,914	4,857,454	22,575,837	6,517,456	129	203,557	(44,070)	2,137	5,178	(39,181)	2,715,313	6,267,744	43,542,468	1,041,807	44,584,275
Transfer to profit from previous years	–	–	–	–	–	–	–	–	–	–	6,267,744	(6,267,744)	–	–	–
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2024, at a rate of COP 3,900 per share, as approved by the shareholders' meeting on March 14, 2025. Additionally, on April 23, 2025, the shareholders' meeting approved an extraordinary dividend at a rate of COP 624 per share.	–	–	(600,180)	–	–	–	–	–	–	–	(3,693,424)	–	(4,293,604)	–	(4,293,604)
Other reserves(1)	–	–	1,726,418	–	–	–	–	–	–	–	(1,724,593)	–	1,825	–	1,825
Realization of retained earnings(2)						(10,025)					10,025		–		–
Others(3)	–	37	–	–	–	–	–	–	–	–	(9,721)	–	(9,684)	–	(9,684)
Non-controlling interest	–	–	–	–	–	–	–	–	–	–	–	–	–	(16,628)	(16,628)
Net Income	–	–	–	–	–	–	–	–	–	–	–	3,528,967	3,528,967	64,754	3,593,721
Other comprehensive income	–	–	–	(1,505,604)	(129)	15,102	6,259	–	(1,045)	9,520	–	–	(1,475,897)	278	(1,475,619)
Balance as of June 30, 2025	480,914	4,857,491	23,702,075	5,011,852	–	208,634	(37,811)	2,137	4,133	(29,661)	3,565,344	3,528,967	41,294,075	1,090,211	42,384,286
(1)The transaction of COP 1,726,418 corresponds to the establishment of reserves in accordance with the profit distribution of Grupo Cibest and its subsidiaries. The transaction for COP (600,180) corresponds to the payment of extraordinary dividend approved by the shareholders' meeting held on April 23, 2025. Additional, at the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for Common Shares, Preferred Shares and ADSs of Grupo Cibest S.A., up to an amount of one trillion three hundred fifty billion Colombian pesos COP 1,350 trillion.
(2) Realization of retained earnings from equity securities through OCI, corresponds to the sale of the investment in Bladex.
(3) The transaction for COP 37 in additional paid in capital corresponds to Grupo Cibest, recorded upon its capitalization.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOW
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the six-month period ended June 30, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	2026	2025(1)
Net income		4,267,157	3,593,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		480,787	510,206
Other assets impairment		26,845	24,595
Loss from discontinued operation		14,452	-
Equity method		(231,827)	(199,668)
Credit impairment charges on loans and advances and financial leases		2,301,699	2,161,619
Credit impairment charges on off balance sheet credit and other financial instruments		64,754	34,265
Gain on sales of assets		(121,001)	(107,091)
Gain on sale and fair value measurement of investments		(2,267,639)	(1,340,781)
Gain upon disposal of investment in associates and joint ventures		(251)	-
Loss from valuation on derivative financial instruments		763,148	182,302
Income tax		1,706,321	1,353,962
Wealth tax		374,823	-
Bonuses and short-term benefits		537,060	489,777
Dividends		(31,157)	(31,403)
Investment property valuation		(147,579)	(83,132)
Effect of exchange rate changes		(539,551)	280,164
Other non-cash items		556	(39,589)
Net interest		(10,042,960)	(8,926,655)
Change in operating assets and liabilities:
Decrease in derivative financial instruments		420,511	362,123
(Increase) / decrease in accounts receivable		(1,311,645)	70,869
Increase in loans and advances to customers		(11,138,782)	(11,518,520)
(Decrease) / increase in other assets		681,455	(699,540)
Increase in accounts payable		3,986,537	3,737,694
Decrease in other liabilities		(150,043)	(267,108)
Increase in deposits by customers		12,824,637	11,542,255
Increase in estimated liabilities and provisions		8,777	4,774
Net changes in investment securities recognized at fair value through profit or loss		(11,922,307)	(3,081,925)
Proceeds from sales of assets held for sale and inventories		419,073	773,350
Recovery of charged-off loans		420,033	416,868
Income tax paid		(1,483,169)	(1,364,226)
Wealth tax paid		(374,823)	-
Dividends received		122,203	89,505
Interest received		16,888,630	15,691,287
Interest paid		(7,165,285)	(6,968,368)
Net cash (used) / provided by operating activities		(618,561)	6,691,330
Cash flows from investment activities:
Purchases of debt instruments at amortized cost		(1,514,104)	(1,023,308)
Proceeds from maturities of debt instruments at amortized cost		355,626	391,346
Purchases of debt instruments at fair value through OCI		(108,973)	-
Proceeds from debt instruments at fair value through OCI		501,985	509,660
Purchases of equity instruments at fair value through OCI in associates and joint ventures		(3,038)	(13,732)
Proceeds from equity instruments at fair value through OCI in associates and joint ventures		13,434	24,337
Proceeds from disposal of subsidiaries, net of cash transferred(2)		719,075	-
Purchases of premises and equipment and investment properties		(879,921)	(737,647)
Proceeds from sales of premises and equipment and investment properties		239,709	240,973
Purchase of other long-term assets		(96,563)	(93,580)
Net cash used in investing activities		(772,770)	(701,951)

Cash flows from financing activities:
Increase in repurchase agreements and other similar secured borrowing	6,009,813	2,927,462
Proceeds from borrowings from other financial institutions	3,332,609	4,249,389
Repayment of borrowings from other financial institutions	(3,611,403)	(7,627,628)
Payment of lease liability	(89,187)	(111,503)
Placement of debt instruments in issue	1,091,764	812,857
Payment of debt instruments in issue	(1,578,015)	(1,024,604)
Dividends paid	(2,502,035)	(5,196,364)
Buyback of shares	(536,319)	-
Transactions with non-controlling interests	(47,787)	(16,628)
Net cash provided (used) in financing activities(3)	2,069,440	(5,987,019)
Effect of exchange rate changes on cash and cash equivalents	(3,122,908)	(1,491,455)
Increase in cash and cash equivalents	678,109	2,360
Cash and cash equivalents at beginning of year	33,434,161	32,844,099
Cash and cash equivalents at end of year	30,989,362	31,355,004
(1)As of June 30, 2026 and 2025, the statement of cash flow include the cash movements corresponding to each of the activities of Banistmo S.A. with is classified as a discontinued operation. For more information, see Note 1. Reporting Entity.
(2)Corresponds to the net effect of the sale proceeds from Banistmo S.A. amounting to COP 4,879,097 and the cash balance of COP 4,160,022 that ceased to be consolidated.
(3)For further information about the reconciliation of the balances of liabilities from financing activities, see Note 18 Liabilities from financing activities.

The Financial Statements of cash flows includes the following non-cash transactions, which were not reflected in the Condensed Consolidated Interim Consolidated Statement of Cash Flows:
•As of June 30, 2026 and 2025, restructured loans and returned assets that were transferred to assets held for sale, inventories, and other assets for COP 535,303 and COP 261,234, respectively.
•As of June 30, 2026, the Cibest Group, through the Fondo Colombia Inmobiliario completed the sale of an investment property for COP 244,905, the proceeds of which had been partially received in 2025, with the remaining balance recorded as an account receivable. For more information, see Note 7, Investment Properties.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
Figures are expressed in millions and billions (where indicated) of Colombian pesos.
Figures in foreign currency are expressed in thousands of units of the respective currency.

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A., hereinafter 'Grupo Cibest', 'Cibest Corporate Group' is a listed issuer on the Colombian Stock Exchange (BVC) as well as on the New York Stock Exchange (NYSE), since 2025. Grupo Cibest's main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was incorporated under the name Grupo Cibest S.A., according to public deed number 10,594, dated September 25, 2024, from the Fifteenth Notary's Office of Medellin.

The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.

The corporate purpose of Grupo Cibest is to invest in movable and immovable property, and especially, invest in shares, quotas or interest shares, or any other participation title in Colombian and/or foreign companies or entities, and the administration of said investments.

Grupo Cibest’s bylaws are formalized in the public deed number 386 dated May 12, 2025, from the Thirtieth Notary's Office of Medellin.

On May 12, 2025, according to public deed number 386 from the Thirtieth Notary's Office of Medellin, a partial spin-off agreement was formalized, whereby Bancolombia S.A. ('Bancolombia'), as the spinning-off entity, transferred part of its assets without dissolution to Grupo Cibest, as the beneficiary entity.

This transaction was first announced to the market on October 29, 2024, approved at the extraordinary shareholders’ meeting of Grupo Cibest, held on February 20, 2025, and at the extraordinary shareholders’ meeting of Bancolombia, held on April 23, 2025. It was authorized by the Financial Superintendence of Colombia through Resolutions number 0356 dated February 28, 2025, and number 0901 dated May 7, 2025.

On May 16, 2025, the market was informed of the completion of corporate transactions aimed at the evolution of the corporate structure of the Cibest Corporate Group. Upon completion of these transactions, Grupo Cibest became the parent or holding company of all financial entities and other subsidiaries, including Bancolombia (collectively referred to as Cibest Corporate Group).

As a result of these transactions, Bancolombia's shareholders (excluding Grupo Cibest) became shareholders of Grupo Cibest, which issued in their name the same number and class of shares (Common Shares and Preferred Shares), maintaining the same terms, conditions, and ownership percentages. The shares previously held in Bancolombia (excluding those held by Grupo Cibest) were cancelled. Holders of Bancolombia American Depositary Shares (ADSs) received equivalent ADSs of Grupo Cibest, and their Bancolombia ADSs were cancelled.

The Common Shares and Preferred Shares issued by Grupo Cibest are listed on the Colombian Stock Exchange (BVC) under the symbols CIBEST and PFCIBEST, respectively. The ADSs representing Preferred Shares are listed on the NYSE under the symbol CIB, the same symbol under which Bancolombia’s ADSs were previously traded.

The Common Shares, Preferred Shares, and ADSs issued by Grupo Cibest became tradable as of Monday, May 19, 2025.

At the ordinary meeting of Cibest’s General Shareholders’ Assembly held on March 24, 2026, the termination of the share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs), which had been approved by the Shareholders’ Assembly on June 9, 2025, was approved. Likewise, the implementation of a new share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs) was approved, for an amount of up to one trillion three hundred and fifty thousand million Colombian pesos (COP 1,350,000 million), for a term of up to three (3) years, counted from the approval of the Repurchase Program regulations by the Board of Directors, which took place on April 21, 2026. For further information, , see Note 13. Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.

Cibest Corporate Group has national and international presence in Colombia, the United States, Puerto Rico, Panama, Guatemala, and El Salvador, and operates in the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Leases and Others (these include Fiduciaria Bancolombia, Banca de Inversión Bancolombia and Valores Bancolombia). These activities are described in Note 3. Operating Segments.

Regarding the subsidiaries, the assets and liabilities of operations in Barbados through Mercom Bank Ltd. were transferred to other entities, resulting in zero balances for both loan and deposit portfolios. The liquidation of this company was approved by the Registrar of Companies, and the Central Bank of Barbados confirmed that all requirements for the voluntary winding-up process had been met, resulting in the removal of the entity from the list of licensed institutions maintained by such authority.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (formerly Bancolombia Cayman) have been cancelled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the surrender of the banking license pursuant to Section 20(1)(a) of the Banks and Trust Companies Act (2021 Revision) (“BTCA”), thereby cancelling the license as of that date. No longer a banking entity, the company changed its corporate name to Sinesa Cayman, Inc. on June 20, 2024, and is currently undergoing dissolution and liquidation before the Cayman Islands Companies Registry.

On August 27, 2025, the Extraordinary Shareholders’ Meeting of Bancolombia approved the voluntary delisting of Bancolombia's Common Shares and Preferred Shares from the National Registry of Securities and Issuers (RNVE) and the Colombian Stock Exchange (BVC). In line with this decision, the BVC formally notified the Bank of the delisting of the securities from its trading systems, effective as of September 19, 2025.

Moreover, on December 18, 2025, it was announced to the market the execution of a share purchase agreement with Inversiones Cuscatlán Centroamérica S.A. for the sale of 100% of the shares of Banistmo S.A. The agreed purchase price was USD 1,418,000 (subject to customary adjustments at the closing of the transaction) and will be paid in full on the closing date, once the required regulatory authorizations in Panama have been obtained and the conditions set forth in the share purchase agreement have been fulfilled.

On June 30, 2026, the sale of Banistmo S.A. was completed. As a result of the closing, Grupo Cibest transferred to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), 100% of the shares of Banistmo in exchange for the agreed and previously disclosed purchase price. The purchase price was paid with funds from La Hipotecaria and an international syndicated financing. As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Inversiones Cuscatlán.

As of June 30, 2026, Cibest Corporate Group has 31,568 employees, 35,449 banking correspondents, 5,787 ATMs and operates through 794 offices.

NOTE 2. MATERIAL ACCOUNTING POLICIES
A.   Basis for preparation of the condensed consolidated interim financial statements
The Condensed Consolidated Interim Financial Statements as of June 30, 2026 and 2025 have not been audited.The condensed consolidated interim financial statements for the cumulative six months ended on June 30, 2026, are prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting, issued by the International Accounting Standards Board (IASB). These financial statements have not been audited.

These financial statements, given their interim nature, do not include all the information and disclosures normally required for full annual financial statements and should therefore be read in conjunction with the consolidated financial statements of the Parent Company and its subsidiaries for the year ended on December 31, 2025, which were prepared in accordance with International Financial Reporting Standards (IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (IFRS IC).

Preparation of the condensed consolidated interim financial statements on a going concern basis
Management has assessed Cibest Corporate Group’s ability to continue as a going concern and confirms that the Group has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least 12 months from the end of the reporting period. Based on the liquidity position at the date of authorization of the condensed consolidated interim financial statements, Management maintains a reasonable expectation that the application of the going concern assumption remains appropriate.

These condensed consolidated interim financial statements have been prepared on a going concern basis and do not include any adjustments to the carrying amounts or classification of assets and liabilities that would be necessary if the going concern assumption were not applicable.

In Management’s opinion, these condensed consolidated interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of June 30, 2026, and the date of their authorization and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative six months ended on June 30, 2026, and 2025, are not necessarily indicative of the results for the full year. Cibest Corporate Group considers that the disclosures are sufficient to ensure that the information presented is not misleading or biased. For this reason, the condensed consolidated interim financial statements include selected explanatory notes to explain events and transactions that are important to the users of the financial statements or represent significant materiality in understanding the changes in the Cibest Corporate Group’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for certain financial assets and liabilities, as well as investment properties, are measured at fair value. These financial assets and liabilities correspond to those designated as measured at fair value through profit or loss and to equity instruments designated at fair value through other comprehensive income (OCI) in equity. Likewise, recognized assets and liabilities designated as hedged items in a fair value hedge are adjusted in the carrying amount for changes in fair value attributable to the hedged risk. Additionally, investments in associates and joint ventures are measured using the equity method.

The condensed consolidated interim financial statements are presented in Colombian pesos (COP) and figures are stated in millions or billions, (when indicated), except for basic and diluted earnings per share, dividends per share and the market exchange rate, which are presented in Colombian pesos, while foreign currencies (dollars, euros, pounds sterling, etc.) are stated in thousands.

The Parent Company’s financial statements, which have been prepared in accordance with the Accounting and Financial Reporting Standards (NCIF, for their acronym in Spanish) applicable to separate financial statements, constitute the basis for regulatory compliance, the determination and distribution of dividends, as well as other appropriations approved by the shareholders.

B.   Use of estimates and judgments

The preparation of the condensed consolidated interim financial statements requires Cibest Corporate Group's Management to make judgments, estimates and assumptions that affect the application of accounting policies and the determination of the reported amounts of assets, liabilities, income and expenses.

These estimates and assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the the estimate is revised, if the change affect only that period, or in the period of the revision and subsequent periods, if the changes affect both current and future periods.

For the period ended June 30, 2026, there were not significant changes in the basis used to determine the significant estimates and judgments made by Management in applying the Cibest Corporate Group's accounting policies, compared with those applied in the consolidated financial statements for the year ended on December 31, 2025.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in Cibest Corporate Group’s consolidated financial statements for the year ended 2025, continue to be applied in these condensed consolidated interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2026, as shown below:

Recently issued accounting pronouncements

Accounting standards under assessment by Management

Amendments to IAS 28: Fair value option for investments in associates and joint ventures

On June 26, 2026, the IASB issued targeted amendments related to the use of the fair value option as an exemption from applying the equity method for certain eligible entities. These amendments are intended to clarify the scope of the entities that may elect to measure their investments in associates and joint ventures at fair value through profit or loss, instead of applying the equity method. These amendments include:

•The clarification that an entity similar to a venture capital organization, mutual fund or investment trust includes an entity whose main business activity is investing in particular types of assets, as established in IFRS 18.
•The confirmation that eligibility to apply the fair value option must be assessed based on the entity that directly holds the investment in the associate or joint venture.
•The reduction of diversity in practice regarding the interpretation of the concept of “similar entity”, promoting a more consistent application of the requirements of IAS 28.
•The alignment of the IAS 28 criteria with the new classification and presentation requirements introduced by IFRS 18, improving the comparability of financial information.

These amendments will be effective when an entity first applies IFRS 18 Presentation and Disclosure in Financial Statements, for annual reporting periods beginning on or after January 1, 2027, with earlier application permitted.

Management is assessing the impact that these amendments will have on Cibest Corporate Group's consolidated financial statements and disclosures.

IFRS 20 Regulatory Assets and Regulatory Liabilities

In May 2026, the Board issued IFRS 20 Regulatory Assets and Regulatory Liabilities, which establishes the criteria for the recognition, measurement, presentation and disclosure of the effects arising from rate regulation schemes. Its application will affect the financial statements of entities subject to rate regulation, such as companies that provide electricity, water and gas services, mainly in the following aspects:

•The recognition of regulatory assets and regulatory liabilities arising from differences in timing between costs and income recognized for accounting purposes and those recoverable or refundable through future rates.
•The measurement of those assets and liabilities considering the conditions established in the applicable regulatory frameworks.
•The incorporation of new presentation requirements in the financial statements, with the objective of improving transparency regarding the effects of rate regulation.

•The expansion of disclosures related to the nature, risks and financial effects of the regulatory mechanisms to which the entity is subject.
•Better comparability among regulated entities, by establishing a uniform accounting model for differences arising from rate regulation.

IFRS 20 will be effective for annual reporting periods beginning on or after January 1, 2029, with earlier application permitted.

This new standard was analyzed by Management, which concluded that it is not applicable to Cibest Corporate Group, given that the entity does not carry out activities subject to rate regulation schemes that give rise to the recognition of regulatory assets or regulatory liabilities within the scope of the standard.

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the Board issued IFRS 18 Presentation and Disclosure in Financial Statements to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that this standard will have on Cibest Corporate Group's consolidated financial statements and disclosures.

Accounting standards assessed in prior periods

The following pronouncements were assessed by Management, and no impacts were identified on Cibest Corporate Group’s condensed consolidated interim financial statements and disclosures:

•IAS 12 - International tax reform - Pillar two model rules.
•IFRS 16 - Lease liability in a sale and leaseback.
•Amendments to the classification and measurement of financial instruments - Amendments to IFRS 9 and IFRS 7.
•Annual improvements to IFRS accounting standards - Volume 11.

NOTE 3. OPERATING SEGMENTS

Operating segments are defined as components of an entity about which separate financial information is available and that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance; the CODM comprises the Cibest Corporate Group’s President (CEO) and Financial Vice President (CFO). Segment information has been prepared following the Cibest Corporate Group’s accounting policies and is presented consistently with the internal reports provided to the CODM.

The chief operating decision maker (CODM) uses a variety of information and key financial data on a segment basis to assess the performance and make decisions regarding the investment and allocation of resources, such as:

•Net interest margin (Net margin on financial instruments divided by average interest-earning assets).
•Return on average total assets (Net income divided by average total assets).
•Return on average stockholders’ equity.
•Efficiency ratio (Operating expenses as a percentage of interest, fees, services, and other operating income).
•Asset quality and loan coverage ratios.

The Cibest Corporate Group reports the following operating segments: Banking Colombia, Banking Panama (discontinued operation), Banking El Salvador, Banking Guatemala, International Banking, Leases, and All Other segments. Segments are identified primarily by the nature of products and services and geographical footprint, consistent with the internal reporting to the CODM.

In December 2025, Cibest Corporate Group conducted a comprehensive review of the information structure used by the Chief Operating Decision Maker (CODM) for strategic decision-making and performance assessment. As a result of this analysis, adjustments were made to the presentation of the disclosed operating segments, with the purpose of ensuring that the reported information more accurately reflects the manner in which CODM manages and oversees operational activities.

To maintain the comparability of information, prior periods have been restated in accordance with the new operating segment structure, without generating impacts on the consolidated results of Cibest Corporate Group.

The Cibest Corporate Group’s operating segments are comprised as follows:

•Banking Colombia

This segment provides individual and corporate banking products and services to individuals, businesses, and national and local governments in Colombia. The Parent Company's business strategy seeks to meet customers' financial needs and is based on personalized service, a friendly and approachable attitude, and the generation of added value, ensuring quality of service and fostering business growth and national development.

The commercial strategy is based on a segmented service model by customer type Personal, Plus and Empresarial for individuals and SMEs, and Corporate and Government for larger customers. In particular, the corporate sales force specializes in companies with more than COP 100.000, covering 12 economic sectors: agriculture, commerce, supplies and materials manufacturing, consumer goods, financial services, health, education, construction, government, infrastructure, real estate and natural resources.

The segment centrally manages the loan portfolio, funding and liquidity, and the distribution of treasury products and services in the Colombian market, in line with the Cibest Corporate Group’s risk, profitability and sustainability policies.

•Banking Panama (discontinued operation)

This segment comprised the financial services provided in Panama through Banistmo S.A., its subsidiaries Banistmo Investment Corporation S.A. and Leasing Banistmo S.A., Desarrollo de Oriente S.A., as well as the non‑operating entities Banistmo Capital Markets Group Inc., Anavi Investment Corporation S.A., Steens Enterprises S.A., and Ordway Holdings S.A.
This segment also managed the own‑book loan portfolio, liquidity, and the distribution of treasury products for customers in Panama.

In 2025, the corporate reorganization of Banistmo S.A. was completed, under which 100% of its ownership interest in Valores Banistmo S.A. was spun off in favor of Cibest Panamá Assets S.A., a company 1 owned by Cibest Corporate Group.

On December 18, 2025, the Cibest Corporate Group executed a share purchase agreement for the sale of 100% of the shares of Banistmo S.A. As a result, this operation is classified as a discontinued operation under IFRS 5.

On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed, and consequently the Cibest Corporate Group lost control of that entity. As a result, Banistmo S.A. was excluded from the Cibest Corporate Group operating segment structure, and its results up to the date of disposal are presented as a discontinued operation in the Condensed Consolidated Interim Financial Statements. For further information, see Note 1. Reporting Entity.

•Banking El Salvador

This segment provides comprehensive financial services in El Salvador through Banco Agrícola S.A., Banagrícola S.A., Inversiones Financieras Banco Agrícola S.A. (IFBA), Arrendadora Financiera S.A. Arfinsa, ACCELERA S.A. de C.V., Valores Banagrícola S.A. de C.V., Bagrícola Costa Rica S.A. and Gestora de Fondos de Inversión Banagrícola S.A. These entities offer banking, fiduciary, financial leasing, fund management, brokerage and credit products.

The segment also manages own‑book lending, liquidity and the distribution of treasury products and services to customers in El Salvador.

•Banking Guatemala

This segment serves the Guatemalan market through Banco Agromercantil de Guatemala S.A., Grupo Agromercantil Holding S.A., Seguros Agromercantil de Guatemala S.A., Arrendadora Agromercantil S.A., Financiera Agromercantil S.A., Agrovalores S.A., Asistencia y Ajustes S.A., Serproba S.A., Servicios de Formalización S.A., Conserjería, Mantenimiento y Mensajería S.A. (in voluntary liquidation), New Alma Enterprises Ltd., and Mercom Bank Ltd. The assets and liabilities of the operations in Barbados through Mercom Bank Ltd. were transferred to other entities, leaving loan and deposit balances at zero as of January 31, 2024. As of December 31, 2025, the public registry approved the liquidation of this company, which is pending approval by the Central Bank of Barbados. See Note 1. Reporting Entity.

This segment is also responsible for managing own‑book lending, liquidity, and the distribution of treasury products and services to customers in Guatemala.

•International Banking

This segment comprises the Cibest Corporate Group’s international operations through Bancolombia Panamá S.A., Bancolombia Puerto Rico Internacional Inc., and SINESA Cayman, Inc. (formerly Bancolombia Cayman S.A., currently being wound down). These platforms provide international banking services, foreign‑currency products, cash‑management structures, offshore funding, and financing for regional and non‑resident customers.

Operations in the Cayman Islands through SINESA Cayman, Inc. (formerly Bancolombia Cayman S.A.) have been cancelled or transferred. As of June 30, 2026, the company is in dissolution and liquidation, now that the deactivation process has been completed with the Cayman Islands Companies Registry (DICT portal). For further information, see Note 1. Reporting Entity.

•Leases

The Leases segment consolidates the operating leasing, finance leasing and real‑estate asset management activities of the Cibest Corporate Group, primarily through Renting Colombia S.A.S., Valores Simesa S.A., FCP Fondo Inmobiliario Colombia, and a broad structure of autonomous trusts and real estate trusts (patrimonios autónomos y fideicomisos), including: P.A. FAI Calle 77, P.A. Nomad Salitre, P.A. Nomad Central‑2, P.A. Calle 84 (2), P.A. Calle 84 (3), P.A. Nomad Distrito Vera, P.A. Nexo, P.A. Mercurio, P.A. CEDIS Sodimac, P.A. Inmuebles CEM, P.A. Calle 92 FIC‑11, P.A. FIC Edificio Corfinsura, P.A. FIC A5, P.A. FIC Inmuebles, P.A. FIC Clínica del Prado, P.A. FIC A6, P.A. Central Point, P.A. Fideicomiso Twins Bay, Fideicomiso Lote Av. San Martín, P.A. Fideicomiso Lote 30, Fideicomiso Fondo Inmobiliario Bancolombia, P.A. Florencia Ferrara, P.A. Flor Morado Plaza, P.A. Linz Graz del Río, Fideicomiso Selecto Terrazu (Towers 1 and 2), Fideicomiso Lote C6 Cartón de Colombia, Fideicomiso Mokana Recursos and Fideicomiso River Park.

The segment manages the leasing portfolio, income‑producing real‑estate assets, project structuring and the associated treasury management.
•All other segments

This segment includes holding, investment, fiduciary operations, technology, innovation, capital markets and special‑purpose vehicles that do not meet the quantitative thresholds of IFRS 8 to be reported separately. It comprises: Grupo Cibest S.A., Inversiones Cibest S.A.S., Cibest Investment Management S.A.S., Valores Cibest S.A.S., Cibest Inversiones Estratégicas S.A.S., Sistemas de Inversiones y Negocios S.A. – SINESA, Banca de Inversión Bancolombia S.A. Corporación Financiera, Fiduciaria Bancolombia S.A. Sociedad Fiduciaria, Negocios Digitales Colombia S.A.S., Inversiones CFNS S.A.S., WOMPI S.A.S., Nequi S.A. Compañía de Financiamiento, Wenia S.A.S., Wenia Ltd., Cibest Panamá Assets S.A., P.A. Wenia, Fideicomiso USDW, P.A. Títulos de Pagos por Ejecución, Cibest Capital Panamá S.A., S.A., Valores Bancolombia S.A. Comisionista de Bolsa, Cibest Capital Holdings USA LLC, Cibest Capital Advisory Services LLC, Estrategias Cibest S.A.S, and Cibest Capital Securities LLC.

Entities in this segment carry out capital‑markets activities, brokerage services, investment advisory, technology solutions, fiduciary administration, digital innovation, investment vehicles and holding functions. They also provide strategic, operational and financial support to the Cibest Corporate Group through corporate functions, technology platforms, and the distribution of specialized products and services.

In accordance with IFRS 8, the figures reported under “All other segments” aggregate information for operating segments that individually did not meet the quantitative thresholds defined by that standard; that is, the absolute amount of their reported results represents, in absolute terms, less than 10% of the combined results of all segments, and their assets represent less than 10% of the combined assets of all operating segments of Cibest Corporate Group.

Financial performance by operating segment:

The CODM reviews the performance of the Cibest Corporate Group using the following financial information by operating segment:

Six months ended June 30, 2026
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	15,129,027	962,202	886,172	473,743	129,404	126,581	17,707,129
Interest income on loans and financial leases	14,018,943	870,545	820,041	406,230	126,205	15,844	16,257,808
Debt investments	1,785,546	91,339	68,425	41,277	5,688	103,942	2,096,217
Derivatives, net	(588,284)	-	-	(2)	(2,489)	(811)	(591,586)
Liquidity operations, net	(87,178)	318	(2,294)	26,238	-	7,606	(55,310)
Interest expenses	(5,388,056)	(194,838)	(390,359)	(308,630)	(177,532)	(28,043)	(6,487,458)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	9,740,971	767,364	495,813	165,113	(48,128)	98,538	11,219,671
Credit impairment charges, net	(1,866,164)	(200,344)	(150,502)	(26,389)	(2,315)	(6,867)	(2,252,581)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	7,874,807	567,020	345,311	138,724	(50,443)	91,671	8,967,090
(Expenses) Revenues from transactions by the operating segments of the Bank	(91,217)	(2,198)	(20,917)	147,689	(70,357)	37,000	-
Fees and commissions income(2)	3,194,393	299,184	152,454	25,547	1,433	445,987	4,118,998
Fees and commissions expenses	(1,283,386)	(144,693)	(41,684)	(7,306)	(1,401)	(15,167)	(1,493,637)
Total fees and commissions, net	1,911,007	154,491	110,770	18,241	32	430,820	2,625,361
Other operating income	799,529	18,306	65,552	5,952	825,181	85,249	1,799,769
Dividends and net income on equity investments(3)	54,905	674	1,438	16	174,872	69,809	301,714
Total operating income, net	10,549,031	738,293	502,154	310,622	879,285	714,549	13,693,934
Operating expenses(4)	(5,490,059)	(407,516)	(258,879)	(48,936)	(503,412)	(489,373)	(7,198,175)
Impairment, depreciation and amortization	(359,337)	(37,531)	(23,796)	(2,067)	(66,997)	(5,897)	(495,625)
Total operating expenses	(5,849,396)	(445,047)	(282,675)	(51,003)	(570,409)	(495,270)	(7,693,800)
Profit before income tax	4,699,635	293,246	219,479	259,619	308,876	219,279	6,000,134
(1)In June 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 14.3. Commissions.
(3)For further information see Note 14.5. Dividends and net income on equity investments.

(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

Three months ended June 30, 2026
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	8,113,891	486,127	445,773	243,643	71,965	92,610	9,454,009
Interest income on loans and financial leases	7,349,265	438,124	406,678	209,955	68,187	7,283	8,479,492
Debt investments	1,549,682	47,812	39,980	20,294	4,557	79,736	1,742,061
Derivatives, net	(677,223)	-	-	-	(779)	(377)	(678,379)
Liquidity operations, net	(107,833)	191	(885)	13,394	-	5,968	(89,165)
Interest expenses	(2,873,877)	(93,908)	(189,100)	(154,904)	(91,259)	(13,716)	(3,416,764)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	5,240,014	392,219	256,673	88,739	(19,294)	78,894	6,037,245
Credit impairment charges, net	(826,754)	(110,515)	(76,121)	(8,394)	1,189	(2,726)	(1,023,321)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,413,260	281,704	180,552	80,345	(18,105)	76,168	5,013,924
(Expenses) Revenues from transactions by the operating segments of the Bank	(52,073)	(2,068)	(10,677)	74,383	(37,373)	27,808	-
Fees and commissions income(2)	1,651,698	150,178	73,289	13,425	369	224,580	2,113,539
Fees and commissions expenses	(630,346)	(72,576)	(22,214)	(4,545)	(1,280)	(8,293)	(739,254)
Total fees and commissions, net	1,021,352	77,602	51,075	8,880	(911)	216,287	1,374,285
Other operating income	408,678	9,925	34,692	3,917	442,329	45,501	945,042
Dividends and net income on equity investments(3)	31,311	626	1,438	16	99,300	38,213	170,904
Total operating income, net	5,822,528	367,789	257,080	167,541	485,240	403,977	7,504,155
Operating expenses(4)	(2,588,637)	(204,325)	(128,396)	(25,991)	(242,341)	(211,110)	(3,400,800)
Impairment, depreciation and amortization	(178,664)	(20,256)	(12,075)	(1,019)	(33,392)	(3,177)	(248,583)
Total operating expenses	(2,767,301)	(224,581)	(140,471)	(27,010)	(275,733)	(214,287)	(3,649,383)
Profit before income tax	3,055,227	143,208	116,609	140,531	209,507	189,690	3,854,772
(1)In June 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 14.3. Commissions.
(3)For further information see Note 14.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

Six months ended June 30, 2025
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	13,005,282	1,019,328	1,028,405	522,406	112,870	42,478	15,730,769
Interest income on loans and financial leases	12,188,388	887,943	949,820	435,789	113,994	10,655	14,586,589
Debt investments	849,963	131,016	82,154	49,735	717	23,221	1,136,806
Derivatives, net	(52,927)	-	-	(57)	(1,841)	(310)	(55,135)
Liquidity operations, net	19,858	369	(3,569)	36,939	-	8,912	62,509
Interest expenses	(4,970,187)	(228,480)	(459,618)	(354,967)	(65,876)	(28,791)	(6,107,919)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	8,035,095	790,848	568,787	167,439	46,994	13,687	9,622,850
Credit impairment charges, net	(1,676,392)	(143,772)	(238,105)	(57,417)	(24,258)	(1,399)	(2,141,343)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	6,358,703	647,076	330,682	110,022	22,736	12,288	7,481,507
(Expenses) Revenues from transactions by the operating segments of the Bank	(143,123)	2,863	(45,037)	177,475	(53,362)	61,184	-
Fees and commissions income(2)	2,904,277	297,274	106,484	29,145	804	369,174	3,707,158
Fees and commissions expenses	(1,247,860)	(140,750)	(44,196)	(5,638)	(1,272)	(11,543)	(1,451,259)
Total fees and commissions, net	1,656,417	156,524	62,288	23,507	(468)	357,631	2,255,899
Other operating income	541,638	35,131	78,396	7,038	972,308	10,663	1,645,174
Dividends and net income on equity investments(3)	52,459	2,604	2,170	(135)	148,442	51,552	257,092
Total operating income, net	8,466,094	844,198	428,499	317,907	1,089,656	493,318	11,639,672
Operating expenses(4)	(4,834,561)	(409,780)	(328,201)	(53,781)	(504,372)	(345,533)	(6,476,228)
Impairment, depreciation and amortization	(386,385)	(42,643)	(29,021)	(1,373)	(16,961)	(6,760)	(483,143)
Total operating expenses	(5,220,946)	(452,423)	(357,222)	(55,154)	(521,333)	(352,293)	(6,959,371)
Profit before income tax	3,245,148	391,775	71,277	262,753	568,323	141,025	4,680,301

(1)In 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 14.3. Commissions.
(3)For further information see Note 14.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

Three months ended June 30, 2025
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(1)	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	6,581,629	525,438	516,620	255,588	57,023	22,134	7,958,432
Interest income on loans and financial leases	6,138,090	460,753	478,121	215,990	57,724	5,267	7,355,945
Debt investments	448,575	64,495	41,649	25,745	689	10,425	591,578
Derivatives, net	(10,318)	-	-	-	(1,390)	(23)	(11,731)
Liquidity operations, net	5,282	190	(3,150)	13,853	-	6,465	22,640
Interest expenses	(2,503,807)	(115,968)	(232,926)	(169,156)	(32,930)	(28,727)	(3,083,514)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,077,822	409,470	283,694	86,432	24,093	(6,593)	4,874,918
Credit impairment charges, net	(806,801)	(83,272)	(124,232)	(23,347)	(21,373)	(820)	(1,059,845)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,271,021	326,198	159,462	63,085	2,720	(7,413)	3,815,073
(Expenses) Revenues from transactions by the operating segments of the Bank	(94,501)	1,201	(20,497)	86,773	(27,756)	54,780	-
Fees and commissions income(2)	1,492,674	153,738	56,933	16,351	254	193,954	1,913,904
Fees and commissions expenses	(642,531)	(72,814)	(21,393)	(3,076)	(683)	(5,755)	(746,252)
Total fees and commissions, net	850,143	80,924	35,540	13,275	(429)	188,199	1,167,652
Other operating income	240,201	17,905	52,740	3,295	498,172	5,303	817,616
Dividends and net income on equity investments(3)	23,296	969	1,819	(150)	73,273	22,003	121,210
Total operating income, net	4,290,160	427,197	229,064	166,278	545,980	262,872	5,921,551
Operating expenses(4)	(2,503,623)	(214,129)	(164,129)	(29,088)	(250,545)	(178,754)	(3,340,268)
Impairment, depreciation and amortization	(195,539)	(19,651)	(14,022)	(570)	(7,745)	(3,803)	(241,330)
Total operating expenses	(2,699,162)	(233,780)	(178,151)	(29,658)	(258,290)	(182,557)	(3,581,598)
Profit before income tax	1,590,998	193,417	50,913	136,620	287,690	80,315	2,339,953
(1)In 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(2)For further information about income from contracts with customers, see Note 14.3. Commissions.
(3)For further information see Note 14.5. Dividends and net income on equity investments.
(4)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

NOTE 4. CASH AND CASH EQUIVALENTS
For purposes of the Condensed Consolidated Interim Statement of Cash Flow and the Condensed Consolidated Interim Statement of Financial Position, the following assets are considered as cash and cash equivalents:

	June 30, 2026	December 31, 2025
In millions of COP
Cash and balances at central bank
Cash	8,571,583	7,981,486
Due from central banks(1)	8,804,847	8,762,476
Due from other private financial entities(2)	10,288,703	5,985,138
Checks on hold	66,256	55,091
Remittances of domestic negotiated checks in transit	6,940	21,444
Total cash and due from banks	27,738,329	22,805,635
Money market transactions
Interbank borrowings(3)	2,435,496	2,437,175
Reverse repurchase agreements and other similar secured loans(4)	815,537	4,673,590
Total money market transactions	3,251,033	7,110,765
Total cash and cash equivalents	30,989,362	29,916,400
(1)According to External Resolution No. 3 of 2024 of Banco de la República de Colombia, which amends External Resolution No. 5 of 2008, Bancolombia S.A. must maintain reserves equivalent to 7% of the deposits mentioned in Article 1(a), and 2.5% of its customers' deposits with maturities of less than 18 months in Article 1(b). According to Resolution Number 177 of 2002 issued by the Guatemala Monetary Board, Grupo Agromercantil Holding through its subsidiary Banco Agromercantil de Guatemala must maintain the equivalent of 14.60% of its daily customer deposit balances as a legal banking reserve, represented in unrestricted deposits at the Bank of Guatemala. Additionally, Circular SBP-DR-CIRCULAR-2026-0012 dated January 21, 2026, communicates the decision of the Superintendency of Banks of Panama to maintain the percentage established in the General Resolution of the Board of Directors SBP-GJD-0003-2014 dated January 28, 2014, which sets at 30.00% the minimum legal liquidity ratio that Panamanian banks must maintain. Finally, in accordance with Temporary Rule NPBT-17, effective from March 25, 2026, to September 8, 2026, Banco Agrícola must maintain an amount equivalent to between 1.00% and 16.00% of the average daily balances of its deposits and debt instruments in issue as a liquidity reserve, represented by unrestricted deposits or debt instruments issued by the Central Bank of El Salvador. Once the established term has ended, the bank continues to comply with the Technical Norm (NRP-28), issued by the Central Bank, under which it must maintain an equivalent amount between 1.00% and 18.00%, which has been in effect since June 23, 2021.
(2)Includes proceeds received from the sale of Banistmo amounting to USD 1,418 million. For further information, see Note 1, Reporting Entity.
(3)The values presented relate primarily to Bancolombia Panama S.A., Bancolombia S.A., and Grupo Agromercantil Holding.
(4) The variation is mainly generated by the decrease in simultaneous operations with the Cámara de Riesgo Central de Contraparte in Colombia.

As of June 30, 2026 and December 31, 2025, Cibest Corporate Group had restricted cash amounting to COP 728,749 and COP 520,105, respectively, included within other assets in the Condensed Consolidated Interim Statement of Financial Position. These assets mainly represent margin deposits pledged as collateral in derivative contracts traded through clearing houses.

NOTE 5. FINANCIAL ASSETS INVESTMENTS AND DERIVATIVES
5.1   Financial assets investments
Cibest Corporate Group has securities portfolios at fair value through profit or loss, other comprehensive income and at amortized cost are listed below, as of June 30, 2026 and December 31, 2025:
As of June 30, 2026

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government(1)	26,463,838	2,546,264	1,161,075	30,171,177
Securities issued by foreign governments(2)	7,833,252	-	243,054	8,076,306
Securities issued by government entities	144,179	-	4,532,102	4,676,281
Corporate bonds	106,810	893,482	876,441	1,876,733
Securities issued by other financial institutions(3)(4)	1,459,155	62,960	287,344	1,809,459
Total debt instruments	36,007,234	3,502,706	7,100,016	46,609,956
Total equity securities	1,274,610	306,433	-	1,581,043
Total other instruments financial(5)	28,273	-	-	28,273
Total financial assets investments	37,310,117	3,809,139	7,100,016	48,219,272
(1)The increase in investments in financial assets measured at fair value through profit or loss is mainly due to the acquisition of Colombian treasury instruments (TES) by Bancolombia S.A.
(2)The change compared to December 2025 is primarily due to the maturities of bonds issued by the United States of America (U.S.) held by Bancolombia S.A.
(3)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 100,123. For further information on TIPS’ fair value measurement see Note 19. Fair value of assets and liabilities.
(4)At June 30, 2026, the Group has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP 29,855 related to debt instruments at fair value through OCI.
(5)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.
As of December 31, 2025

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government	12,615,680	2,625,566	137,017	15,378,263
Securities issued by foreign governments	9,776,321	-	344,985	10,121,306
Securities issued by government entities	152,574	-	4,125,782	4,278,356
Corporate bonds	89,471	862,158	934,475	1,886,104
Securities issued by other financial institutions(1)(2)	825,334	63,624	270,365	1,159,323
Total debt instruments	23,459,380	3,551,348	5,812,624	32,823,352
Total equity securities	1,136,645	326,977	-	1,463,622
Total other instruments financial(3)	30,285	-	-	30,285
Total financial assets investments	24,626,310	3,878,325	5,812,624	34,317,259
(1)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 93,092. For further information on TIPS’ fair value measurement see Note 19. Fair value of assets and liabilities.

(2)At December 31, 2025, the Group has recognized in the Consolidated Statement of Comprehensive Income COP 34,900 related to debt instruments at fair value through OCI.
(3)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.
The following table shows the breakdown of the changes in the gross carrying amount of the debt securities at fair value through other comprehensive income and amortized cost, in order to explain their significance to the changes in the loss allowance for the same portfolio as discussed above:
As of June 30, 2026

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Total
In millions of COP
Gross carrying amount as at 1 January 2026	6,313,062	3,050,910	9,363,972
Sales and maturities(1)	(1,719,147)	(2,625,566)	(4,344,713)
Purchases and renewals(2)	5,536,349	-	5,536,349
Valuation and payments	150,842	(1,239)	149,603
Foreign Exchange	(66,759)	(35,730)	(102,489)
Gross carrying amount as at 30 june 2026	10,214,347	388,375	10,602,722
(1)Corresponds mainly to maturities of securities issued by government entities at Bancolombia S.A.
(2)Corresponds to renewals of securities issued by the Colombian government through Bancolombia S.A. in the amount of 2.4 billones and by government entities in the amount of 1.9 billones. Mainly Títulos de Solidaridad (TDS), considered mandatory investment that are not subject to reserve requirements.

As of December 31, 2025

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2025	12,998,652	454,065	36,577	13,489,294
Reclassification to assets held for sale(1)	(4,188,943)	(100,495)	(36,577)	(4,326,015)
Transfer from stage 1 to stage 2(2)	(137,017)	137,017	-	-
Transfer from stage 2 to stage 1(3)	13,435	(13,435)	-	-
Sales and maturities	(6,740,567)	-	-	(6,740,567)
Purchases and renewals	4,570,660	2,490,647	-	7,061,307
Valuation and payments	(50,949)	135,439	-	84,490
Foreign Exchange	(152,209)	(52,328)	-	(204,537)
Gross carrying amount as at 31 December 2025	6,313,062	3,050,910	-	9,363,972
(1)The accumulated value as of December 31, 2025, includes the effects of Banistmo S.A.'s classification as asset held for sale since December 18, 2025. For more information see Note 1. Reporting Entity.
(2)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(3)Stage transfer in foreign issuers by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
The following table shows the impairment detail for the debt instruments portfolio using the expected credit losses model:

As of June 30, 2026

Concept	Stage 1	Stage 2	Total
In millions of COP
Securities at amortized cost, net	6,711,641	388,375	7,100,016
Carrying amount	6,729,159	394,049	7,123,208
Loss allowance	(17,518)	(5,674)	(23,192)
Securities at fair value through other comprehensive income(1)	3,502,706	-	3,502,706
Total debt instruments portfolio measure at fair value through OCI and amortized cost	10,214,347	388,375	10,602,722
(1)Loss allowance of investments at fair value through OCI corresponds to COP 20,319 classified mainly in stage 1 ; the loss allowance decrease in relation to 2025 from COP (16,144) is due to the acquisition of instruments, and the decrease from COP (2,417) is due to sales and maturities and from COP 5,844 in net provisions recognized during the period.
As of December 31, 2025

Concept	Stage 1	Stage 2	Total(1)
In millions of COP
Securities at amortized cost, net	5,387,280	425,344	5,812,624
Carrying amount	5,399,656	429,664	5,829,320
Loss allowance	(12,376)	(4,320)	(16,696)
Securities at fair value through other comprehensive income(2)	925,782	2,625,566	3,551,348
Total debt instruments portfolio measure at fair value through OCI and amortized cost	6,313,062	3,050,910	9,363,972
(1) The accumulated value as of December 31, 2025, includes the effects of Banistmo S.A.'s classification as asset held for sale since December 18, 2025. For more information see Note 1. Reporting Entity.
(2) Loss allowance of investments at fair value through OCI corresponds to COP 4,174 classified in stage 1 to COP 1,757 and in stage 2 to COP 2,417.
The following table sets forth the changes in the allowance for debt instruments measured at amortized cost:
As of June 30, 2026

Concept	Stage 1	Stage 2	Total
In millions of COP
Loss allowance of January 1, 2026	12,376	4,320	16,696
Sales and maturities	(1,261)	-	(1,261)
Purchases and renewals(1)	11,682	-	11,682
Net provisions recognized during the period(2)	(5,139)	1,825	(3,314)
Foreign Exchange(3)	(140)	(471)	(611)
Loss allowance of June 30, 2026	17,518	5,674	23,192
(1)Corresponds to renewals of securities issued by government entities at Bancolombia S.A., as well as securities issued by the Colombian Government and purchased through P.A. Títulos de pago por ejecución.
(2)Impairment is mainly in securities issued by government entities at Bancolombia S.A.
(3)The decrease is due to the variation in the market representative rate during the year 2026.

As of June 30, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance of January 1, 2025	33,409	8,120	17,408	58,937
Transfer from stage 1 to stage 2(1)	(2,099)	2,099	-	-
Sales and maturities	(931)	-	-	(931)
New debt instruments purchased(2)	10,297	-	-	10,297
Net provisions recognised during the period	(5,163)	(2,578)	3,389	(4,352)
Foreign Exchange(3)	(1,899)	(548)	(1,442)	(3,889)
Loss allowance of June 30, 2025	33,614	7,093	19,355	60,062
(1)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(2)Impairment is mainly in securities issued by corporate bonds mainly in Banistmo S.A., and government entities by Bancolombia S.A.
(3)The decrease is due to the variation in the market representative rate during the year 2025.
The Group has recognized in the condensed consolidated interim statement of comprehensive income related to equity securities and trust funds at fair value through OCI as of June 30, 2026, and 2025, COP (12,242) and COP 15,102, respectively. See condensed consolidated interim statement of comprehensive income.

Equity securities that are measured at fair value through OCI are considered strategic for the Group and, thus, there is no intention to sell them in the foreseeable future and that is the main reason for using this presentation alternative.
The following table details the equity instruments designated at fair value through OCI analyzed by listing status:

Equity securities	Carrying amount
	June 30, 2026	December 31, 2025
In millions of COP
Securities at fair value through OCI:
Equity securities listed in Colombia	2	2
Equity securities listed in foreign countries	83,472	73,149
Equity securities unlisted:
Asociación Gremial de Instituciones Financieras Credibanco S.A.	106,895	125,732
Transacciones y Transferencias, S. A.	25,702	35,116
Compañía de Procesamiento de Medios de Pago Guatemala (Bahamas), S. A.	28,447	34,035
Cámara de Riesgo Central de Contraparte de Colombia S.A.	23,430	20,406
Pexton Holdings Limited	8,166	8,917
Suncolombia SAS	5,161	5,636
Derecho Fiduciario Inmobiliaria Cadenalco	4,276	4,260
Others	20,882	19,724
Total equity securities at fair value through OCI	306,433	326,977
As of June 30, 2026 and 2025 the dividends from equity investments at fair value through OCI for COP 9,101 and COP 8,328, respectively and investments written off for COP 526, in 2025. See Note 14.5. Dividends and net income on equity investments.
5.2   Derivative financial instruments
The Group’s derivative activities do not give rise to significant open positions in portfolios of derivatives. The Group and its subsidiaries enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options or swaps where the underlying are exchange rates, interest rates and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies and processes for managing the Group’s risk, please see Risk Management.
The following table sets forth the carrying values of the Group’s and its subsidiaries derivatives by type of risk as of June 30, 2026 and December 31, 2025:

Derivatives	June 30, 2026	December 31, 2025
In millions of COP
Forwards(1)
Assets
Foreign exchange contracts	6,002,848	2,895,452
Equity contracts	12,967	59,140
Subtotal assets	6,015,815	2,954,592
Liabilities
Foreign exchange contracts	6,508,640	2,719,599
Equity contracts	220,817	8,163
Subtotal liabilities	6,729,457	2,727,762
Total forwards	(713,642)	226,830
Swaps(2)
Assets
Foreign exchange contracts	1,637,099	1,068,740
Interest rate contracts	221,684	278,454
Subtotal assets	1,858,783	1,347,194
Liabilities
Foreign exchange contracts	2,089,395	1,268,754
Interest rate contracts	306,159	371,179
Subtotal liabilities	2,395,554	1,639,933
Total swaps	(536,771)	(292,739)
Options
Assets
Foreign exchange contracts	163,867	116,077
Subtotal assets	163,867	116,077
Liabilities
Foreign exchange contracts	217,956	146,935
Subtotal liabilities	217,956	146,935
Total options	(54,089)	(30,858)
Derivative assets	8,038,465	4,417,863
Derivative liabilities	9,342,967	4,514,630
(1)As of June 30, 2026, the fluctuations in derivative assets and liabilities were due to the performance of foreign exchange forward contracts. The outstanding notional exposure denominated in U.S. dollars increased by 45.86%, mainly driven by buy-side transactions (55.43%) and, to a lesser extent, by sell-side transactions (37.21%). Additionally, the Colombian peso appreciated by 8.42% against the U.S. dollar during the reporting period. As a result, derivative assets increased by COP 3.11 billion due to the positive fair value remeasurement of short foreign exchange positions, while derivative liabilities decreased by COP 3.78 billion as a consequence of the negative fair value remeasurement of long foreign exchange positions.
(2)As of June 30, 2026, foreign currency swaps recorded a 16.25% increase in outstanding notional positions denominated in U.S. dollars. Nevertheless, derivative liabilities decreased by COP 820,640 million, primarily due to the adverse fair value remeasurement of fixed-rate receivable legs.

NOTE 6. LOANS AND ADVANCES TO CUSTOMERS, NET
Loans and financial leasing operating portfolio
The following is the composition of the loans and financial leasing operations portfolio, net as of June 30, 2026 and December 31, 2025:

Composition	June 30, 2026(1)	December 31, 2025(1)
In millions of COP
Commercial	142,622,033	139,627,922
Consumer	53,526,979	52,753,546
Mortgage	35,903,418	34,416,372
Financial Leases	29,121,284	28,493,129
Small Business Loans	1,099,467	1,063,012
Total gross loans and advances to customers(2)	262,273,181	256,353,981
Total allowance	(13,483,030)	(13,253,946)
Total Net loans and advances to customers	248,790,151	243,100,035
(1) As of December 31, 2025 Banistmo S.A. was considered an asset held for sale and which had a loan portfolio of COP 28,853,418 and a provision for loan portfolio impairment of COP 1,420,269, respectively that were reclassified to Assets related to investments in subsidiaries held for sale.On June 30, 2026, the sale of Banistmo S.A. was finalized For more information see Note 1. Reporting Entity.
(2) The increase is mainly driven by disbursements made during 2026 to date, primarily at Bancolombia S.A within the commercial portfolio, with greater activity in the corporate and business segments.

Allowance for loans losses
The following table sets forth the changes in the allowance for loans and advances and lease losses as of June 30, 2026 and 2025:
As of June 30, 2026

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2026	5,957,464	5,130,763	977,691	1,066,792	121,236	13,253,946
Loan sales(1)	(56,886)	-	-	-	-	(56,886)
Recovery of charged - off loans	66,772	260,377	12,020	37,449	3,034	379,652
Credit impairment charges on loans, advances and financial leases, net	208,393	1,803,969	112,741	20,650	45,035	2,190,788
Adjusted stage 3(2)	145,619	191,190	26,914	37,057	4,188	404,968
Charges-off(3)	(626,836)	(1,763,364)	(40,306)	(70,048)	(25,839)	(2,526,393)
Translation adjustment(4)	(61,637)	(94,839)	(3,930)	(2,514)	(125)	(163,045)
Balance at June 30, 2026	5,632,889	5,528,096	1,085,130	1,089,386	147,529	13,483,030
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, based on the effective interest rate adjusted for the credit quality of the financial asset measured at amortized cost, in accordance with IFRS 9.5.4.1(a).
(3)This amount results from collections of previously charged off loans.
(4)The variation is due to the decrease in the market representative rate from COP 3,757.08 in December 2025 to COP 3,440.83 in June 2026.

.
As of June 30, 2025

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2025	7,259,230	6,497,777	1,235,177	1,088,272	99,282	16,179,738
Loan sales(1)	(293,950)	-	-	-	-	(293,950)
Recovery of charged - off loans	97,203	258,454	14,596	45,716	899	416,868
Credit impairment charges on loans, advances and financial leases, net(2)	319,120	1,741,452	12,401	41,486	47,160	2,161,619
Adjusted stage 3(3)	146,607	237,741	24,759	33,689	3,037	445,833
Charges-off(4)	(797,879)	(2,766,905)	(84,804)	(153,798)	(35,767)	(3,839,153)
Translation adjustment(5)	(132,954)	(135,233)	(26,668)	(3,187)	(1,825)	(299,867)
Balance at June 30, 2025	6,597,377	5,833,286	1,175,461	1,052,178	112,786	14,771,088
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)The net provision for impairment of the loan portfolio and finance lease operations differs from the COP 2,104,078 reported in the consolidated income statement due to Banistmo S.A.'s net loan portfolio provision expense of COP 57,541, as of June 30, 2025, classified as a discontinued operation in 2025.
(3) Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, based on the effective interest rate adjusted for the credit quality of the financial asset measured at amortized cost, in accordance with IFRS 9.5.4.1(a).
(4) Writte offs remain under collection efforts.
(5) The variation is due to the decrease in the market representative rate from COP 4,409.15 in December 2024 to COP 4,069.67 in June 2025.

The following table presents information about the nature and effects of changes in the contractual cash flows of the loan portfolio that did not result in derecognition and the effect of these changes on the measurement of expected credit losses.

Changes in the contractual cash flows of the loan portfolio that did not result in derecognition
In millions of COP
	June 30, 2026	December 31, 2025
Loan portfolio modified during the period
Amortized cost before modification	5,093,944	6,383,018
Net gain or loss on changes	(51,257)	(194,997)
Loan portfolio modified since initial recognition
Gross carrying value of the previously modified loan portfolio for which the allowance for losses has been changed from the asset's life to the expected credit losses for 12 months.	289,546	355,652
Impact of movements in the value of the portfolio and loss allowance by Stage
June 2026 compared to December 2025
Stage 1 (12-month expected credit losses)
Exposure in Stage 1 increased by COP 5,212,210, while the loss allowance increased by COP 303,367. The growth in exposure was mainly driven by disbursement dynamics and the expansion of credit portfolios. The increase in the loss allowance is aligned with the portfolio growth and remains consistent with the risk profile observed in this Stage.

Stage 2 (Lifetime expected credit losses)

Exposure in Stage 2 increased by COP 859,356, while the loss allowance increased by COP 144,159. The growth in both exposure and loss allowance in this Stage mainly reflects specific deteriorations in clients from the agro-export sector, affected by pressures related to the exchange rate and the effects of the El Niño phenomenon in Colombia, as well as the increase in past-due loans observed in certain retail portfolios. The latter continues to be associated with households’ lower payment capacity, in a context marked by inflationary pressures and high interest rates, which continue to pose challenges to portfolio quality indicators.

Stage 3 (Lifetime expected credit losses)
Exposure in Stage 3 decreased by COP 152,366, while the loss allowance decreased by COP 218,442. This behavior continues to reflect the favorable evolution of the Group’s credit portfolio quality, supported by recoveries of previously deteriorated clients and lower inflows into default.

Variation December 2025 vs December 2024
Stage 1 (12-month expected credit losses)
The exposure in Stage 1 decreased by COP (14,743,096) and the loss allowance decreased by COP (165,889). The decrease in exposure and provision is mainly Banistmo S.A.'s classification as asset held for sale since December 18, 2025, as during 2025 the portfolio showed strong disbursement dynamics.

Stage 2 (Lifetime expected credit losses)
The exposure in Stage 2 decreased by COP (3,379,222) and the loss allowance registered a negative variation of COP (396,249). The decrease in exposure and provisions in this stage is primarily due to the Banistmo S.A.'s classification as asset held for sale since December 18, 2025, partially offset by an increase in impairment of specific clients in the commercial portfolio in Colombia and the consumer portfolio in Guatemala.

Stage 3 (Lifetime expected credit losses)
The exposure in Stage 3 decreased by COP (4,977,609) and the loss allowance decreased by COP (2,363,654). The reduction in exposure and provisions in this stage is mainly Banistmo S.A.'s classification as asset held for sale since December 18, 2025 and the strong performance observed in the portfolio during 2025.

The following explains the significant changes in the loans and the allowance for loan losses by category during the periods ended on June 30, 2026 and December 31, 2025 as a result of applying the expected credit loss model according to IFRS 9:
As of June 30, 2026

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	131,842,222	4,182,645	6,597,166	142,622,033
Consumer	46,004,255	4,644,942	2,877,782	53,526,979
Mortgage	32,558,680	1,794,604	1,550,134	35,903,418
Financial Leases	24,438,101	3,397,504	1,285,679	29,121,284
Small Business Loans	898,153	130,730	70,584	1,099,467
Total gross loans and advances to customers	235,741,411	14,150,425	12,381,345	262,273,181
Total allowance	(2,312,457)	(2,421,671)	(8,748,902)	(13,483,030)
Total Net loans and advances to customers	233,428,954	11,728,754	3,632,443	248,790,151
As of December 31, 2025

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	128,900,017	3,789,022	6,938,883	139,627,922
Consumer	45,368,880	4,597,424	2,787,242	52,753,546
Mortgage	31,451,240	1,551,976	1,413,156	34,416,372
Financial Leases	23,923,390	3,232,317	1,337,422	28,493,129
Small Business Loans	885,674	120,330	57,008	1,063,012
Total gross loans and advances to customers	230,529,201	13,291,069	12,533,711	256,353,981
Total allowance	(2,009,090)	(2,277,512)	(8,967,344)	(13,253,946)
Total Net loans and advances to customers	228,520,111	11,013,557	3,566,367	243,100,035

NOTE 7. INVESTMENT PROPERTIES
The table below sets forth the conciliation between the initial and ending balances of the market value of investment properties of Condensed Consolidated Interim Statement of Financial Position at the end of the period:

	June 30, 2026	December 31, 2025
In millions of COP
Balance at the beginning of the year	6,595,407	5,580,109
Acquisitions(1)	-	871,551
Subsequent expenditure recognized as an asset	171,683	181,782
Sales/Write-offs(2)	(301,521)	(112,375)
Amount reclassified from property and equipment(3)	31,061	(35,441)
Gains on valuation	147,579	109,781
Balance at the end of the period(4)	6,644,209	6,595,407
(1)In 2025 corresponds mainly to CEDI Future Falabella for COP 443,415.
(2)In 2026 corresponds mainly to the sale of San Martín property for COP 244,905, which had been classified as property held for sale since 2025.
(3)In 2026 corresponds to properties Bancolombia reclassified COP 31,061 from premises and equipment, considering the change in use of the asset.
(4) As of June 30, 2026, and December 31, 2025, there were no transfers into or out of Level 3 of the fair value hierarchy. See Note 19. Fair Value of Assets and Liabilities.

Amounts recognized in the statement of income for the period.
The table sets forth the main income and expenses recorded by the Cibest Corporate Group related to its investment properties:

	June 30, 2026	June 30, 2025
	In millions of COP
Income from rentals	218,151	174,375
Operating expenses due to:	52,690	31,150
Investment properties that generated income through rentals	48,802	23,274
Investment properties that did not generate income through rentals	3,888	7,876

Currently, there are no restrictions on the use or income derived from the buildings or lands that the Cibest Corporate Group has as investment property.

The fair value of the Cibest Corporate Group investment properties for the period ending at June 30, 2026 and December 31, 2025, has been recorded according to the assessment made by independent external consulting companies that have the appropriate capacity and experience in performing those assessments. The appraisers are either approved by the Property Market Auctions of Colombia or foreign appraisers, who are required to provide a second signature by a Colombia appraiser accredited by the Property Market Auctions.
Fair value appraisals are carried out in accordance with IFRS 13. The reports made by the external consulting company contain the description of the valuation methodologies used, and key assumptions such as: discount rates, calculation of applied expenses and income approach, among others. The fair value of the investment properties is based on the comparative market approach, which reflects the prices of recent transactions with similar characteristics. Upon determining the fair value of these investment properties, the greater and best use of these investment properties is their present use. For further information about measurement techniques and inputs used by consulting companies, see Note 19 Fair Value of assets and liabilities.

As of June 30, 2026 and December 31, 2025, the Cibest Corporate Group does not have investment properties held under financial leases.

NOTE 8. INCOME TAX FROM CONTINUED OPERATION
The income tax is recognized in each of the countries where the Cibest Corporate Group has operations, in accordance with the tax regulations in force in each of the jurisdictions.

8.1 Components recognized in the Consolidated Statement of Income

The next table details the total income tax for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Current tax(1)
Fiscal term	(1,931,604)	(1,266,069)	(1,003,068)	(638,354)
Prior fiscal terms	271,079	66,970	114,820	6,673
Adjustments for consolidation purposes	2,731	-	9,811	-
Total current tax	(1,657,794)	(1,199,099)	(878,437)	(631,681)
Deferred tax
Fiscal term	190,351	(3,971)	(32,491)	34,069
Prior fiscal terms	(201,751)	(55,265)	(51,943)	(11,839)
Adjustments for consolidation purposes	(28,083)	(29,387)	(24,870)	(10,519)
Total deferred tax(2)	(39,483)	(88,623)	(109,304)	11,711
Total income tax from continued operation	(1,697,277)	(1,287,722)	(987,741)	(619,970)
(1) The nominal income tax rate used in Colombia for the years 2026 and 2025 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) Includes the effects of Decree No. 1474 dated December 29, 2025. See Notes 8.2 and 8.5.

8.2 Legal regulatory changes

Under the Political Constitution of Colombia, when events seriously disrupt the country's economic, social, or ecological order, the President of the Republic, with the signature of all cabinet ministers, may declare a State of Emergency. During such emergency, decrees with the force of law may be issued exclusively to address the crisis. These powers also permit the temporary creation of new taxes or the amendment of existing taxes; however, such measures expire at the end of the following fiscal year.

On December 22, 2025, the Colombian government issued Decree No. 1390, declaring a State of Economic and Social Emergency throughout the national territory due to the fiscal deficit of the Colombian State. Subsequently, on December 29, 2025, Legislative Decree No. 1474 was issued, establishing temporary tax measures for fiscal year 2026, including the following measures for financial institutions and stock brokerage firms.

1.Although the general corporate income tax rate remained at 35%, an increase in the additional surtax rate applicable to income tax was enacted, from 5% to 15% (an increase of 10 percentage points). As a result, the total income tax rate increased to 50%, requiring the remeasurement of deferred tax as of December 31, 2025, using this new rate for temporary differences expected to reverse in 2026 (see Note 8.5).
2.The fifteen (15) additional percentage points were subject to a mandatory 100% advance payment, calculated based on the 2025 income tax return and payable in two equal installments in April and June 2026.

On April 9, 2026, the Colombian Constitutional Court announced its decision to declare Decree No. 1390 of 2025 unconstitutional through Ruling C‑075. Subsequently, on April 15, 2026, the Court announced the decision of Ruling C‑079, declaring Legislative Decree No. 1474 of 2025 unconstitutional. Accordingly, the measures that increased the additional income tax surcharge for financial institutions and stock brokerage firms and established a 100% advance payment no longer have legal effect (see Note 8.5).

On February 11, 2026, the Colombian government issued Decree No. 150, declaring a State of Economic, Social, and Ecological Emergency in certain departments of Colombia due to severe weather-related emergencies. Subsequently, on February 24, 2026, Legislative Decree No. 173 was issued, establishing, as a temporary tax measure for fiscal year 2026, a net wealth tax applicable to Colombian legal entities subject to income tax. This tax is triggered by the ownership of net equity equal to or greater than 200,000 UVT as of March 1, 2026 (COP $10,475 million for 2026), at a general rate of 0.5% and a special rate of 1.6% applicable to financial institutions, stock brokerage firms, and other entities operating in certain specific sectors. Through Judgment C-191 dated June 24, 2026, the Colombian Constitutional Court declared Decree No. 150 partially constitutional and is currently continuing its review of the constitutionality of Legislative Decree No. 173.

Furthermore, in El Salvador, in January 2026, the "Special Law Quincena 25" was enacted. This law provides that employers must pay, between January 15 and January 25 of each year, a bonus equivalent to 50% of the monthly salary to employees earning up to US$1,500. Its implementation will be voluntary in 2026 and will grant a 100% tax credit against income tax. Starting in 2027, its implementation will be mandatory and the payment will be treated as a deductible expense for income tax purposes.

8.3   Reconciliation of the effective tax rate
The reconciliation between total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the condensed consolidated interim statement of income for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
Reconciliation of the tax rate	2026	2025	2026	2025
In millions of COP
Profit continued operation before tax	6,000,134	4,680,301	3,854,772	2,339,953
Applicable tax with nominal rate(1)	(2,400,054)	(1,872,120)	(1,541,909)	(935,981)
Non-deductible expenses to determine taxable profit(2)	(304,820)	(107,642)	(86,755)	(62,692)
Accounting and non-tax income to determine taxable profit	386,777	314,030	232,586	82,750
Differences in accounting bases(3)	(28,663)	17,862	(49,736)	(68,686)
Fiscal and non-accounting income to determine taxable profit(4)	(949,837)	(292,127)	138,179	(24,410)
Ordinary activities income exempt from taxation(4)	601,498	630,713	216,590	198,299
Ordinary activities income not constituting income or occasional tax gain(4)	981,176	76,768	151,074	21,151
Tax deductions	96,267	108,497	53,499	51,154
Goodwill Depreciation	231	231	116	154
Tax depreciation surplus	106,670	102,912	52,217	51,169
Untaxed recoveries	(63,819)	(71,035)	(35,125)	(28,720)
Tax rate effect in other countries	(81,410)	(155,547)	28,020	71,260
Prior fiscal terms	69,328	11,705	62,877	(5,166)
Tax discounts	4,024	-	(45)	-
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(267,852)	(56,069)	(362,536)	25,648
Excess of presumptive income over net taxable income	-	4,100	-	4,100
Effect of the economic emergency	153,207	-	153,207	-
Total income tax from continued operation	(1,697,277)	(1,287,722)	(987,741)	(619,970)
(1) The nominal income tax rate used in Colombia for the years 2026 and 2025 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) Mainly attributable to the wealth tax.
(3) Difference between the technical accounting frameworks in force and the full International Financial Reporting Standards (IFRS).
(4) Mainly attributable to dividends distributed by subsidiary companies..

8.4 Components recognized in Other Comprehensive Income (OCI)
See Condensed Consolidated Interim Statement of Comprehensive Income

Accumulated Results

June 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	16,986	(3,174)	13,812
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	(58,831)	3,421	(55,410)
Gain due to asset revaluation	-	356	356
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	51,967	(22,112)	29,855
Loss on net investment hedge in foreign operations(1)	(89,645)	(54,142)	(143,787)
Exchange differences arising on translating the foreign operations(2)	(1,078,139)	-	(1,078,139)
Unrealized loss Cash flow hedge	(18,966)	9,821	(9,145)
Unrealized loss on investments in associates and joint ventures using equity method	(946)	-	(946)
Net	(1,177,574)	(65,830)	(1,243,404)
(1) Includes the effects of the reclassification of OCI upon the disposal of the investment in Banistmo, amounting to COP 29,114, through deferred tax.
(2) Effect of exchange rate fluctuations.

June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	14,985	(5,465)	9,520
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	13,829	1,273	15,102
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	336	5,923	6,259
Gain on net investment hedge in foreign operations	230,626	(125,648)	104,978
Exchange differences arising on translating the foreign operations.	(1,610,582)	-	(1,610,582)
Unrealized loss Cash flow hedge	(216)	87	(129)
Unrealized loss on investments in associates and joint ventures using equity method	(446)	(599)	(1,045)
Net	(1,351,468)	(124,429)	(1,475,897)

Quarterly Results

June 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	16,985	(3,238)	13,747
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	(59,087)	3,556	(55,531)
Gain due to asset revaluation	-	356	356
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	74,012	(33,129)	40,883
Loss on net investment hedge in foreign operations	(131,152)	(37,539)	(168,691)
Exchange differences arising on translating the foreign operations.	(728,900)	-	(728,900)
Unrealized loss Cash flow hedge	(15,345)	6,137	(9,208)
Unrealized gain on investments in associates and joint ventures using equity method	131	-	131
Net	(843,356)	(63,857)	(907,213)

Junio 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	14,985	(5,492)	9,493
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	9,851	873	10,724
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	6,519	2,408	8,927
Loss on net investment hedge in foreign operations	38,362	(54,494)	(16,132)
Exchange differences arising on translating the foreign operations.	(536,689)	-	(536,689)
Unrealized loss Cash flow hedge	(154)	62	(92)
Unrealized loss on investments in associates and joint ventures using equity method	(196)	(670)	(866)
Net	(467,322)	(57,313)	(524,635)

8.5       Deferred tax
In accordance with its financial projections, the companies from the Bank’s expects in the future to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.
The amounts presented in the Condensed Consolidated Interim Statement of Financial Position correspond to the sum of the net deferred tax positions of each entity within the Group. The deferred tax asset and liability for each of the concepts that generated taxable or deductible temporary differences for the period ending June 30, 2026 are detailed below:

	December 31, 2025(1)	Effect on Income Statement	Effect on OCI	Foreign Exchange	Adjustments for consolidation purposes	June 30, 2026
In millions of COP
Asset Deferred Tax:
Property and equipment	1,103	2,353	-	(92)	-	3,364
Employee Benefits	293,179	(17,120)	(3,174)	(4,181)	-	268,704
Deterioration assessment	191,009	(406)	-	(15,220)	11	175,394
Investments evaluation	4,962	4,735	-	(1)	-	9,696
Derivatives Valuation	40,770	436,096	9,821	-	-	486,687
Insurance operations	6,836	(429)	-	(576)	-	5,831
Bonuses(2)	58,233	(4,091)	(54,142)	-	-	-
implementation adjustment	352,154	(58,492)	-	(5,026)	-	288,636
Other deductions	552,638	(245,612)	-	(148)	-	306,878
Total Asset Deferred Tax	1,500,884	117,034	(47,495)	(25,244)	11	1,545,190
Liability Deferred Tax:
Property and equipment	(198,519)	(142)	356	2,075	-	(196,230)
Deterioration assessment	(776,233)	110,743	-	(1,250)	-	(666,740)
Valuation of Financial Instruments	(487,839)	(120,333)	(18,691)	6,662	-	(620,201)
Lease restatement	(483,188)	(65,752)	-	1	-	(548,939)
Investments in associates. Adjustment for equity method	(6,408)	106	-	(5,277)	-	(11,579)
Financial Obligations	(140,682)	(24,571)	(29,114)	(235)	(28,094)	(222,696)
Bonuses	-	(92,416)	-	-	-	(92,416)
Goodwill	(4,505)	134	-	379	-	(3,992)
Insurance operations	(9,316)	(1,389)	-	784	-	(9,921)
Properties received in payment	(124,025)	(15,314)	-	773	-	(138,566)
implementation adjustment	(49,915)	45,696	-	4,200	-	(19)
Other deductions	(373,532)	34,804	-	3,901	-	(334,827)
Total Liability Deferred Tax	(2,654,162)	(128,434)	(47,449)	12,013	(28,094)	(2,846,126)
Net Deferred Tax	(1,153,278)	(11,400)	(94,944)	(13,231)	(28,083)	(1,300,936)
(1) Includes the effects of Legislative Decree No. 1474. In accordance with IAS 12, Income Taxes, Bancolombia and its subsidiaries classified as financial institutions in Colombia recognized a deferred tax liability of COP (153,207), recorded in profit or loss for the year, and COP 1,802, recorded in Other Comprehensive Income (OCI). These effects were reversed in April 2026 following Constitutional Court Judgments C-075 and C-079 (see Note 8.2 – Regulatory and Legal Changes).
(2) The movement recognized in OCI arises from the hedging of investments.

8.6    Amount of temporary differences in subsidiaries, branches, associates over which deferred tax was not recognized is
In accordance with IAS 12, no deferred tax credit was recorded, because management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	June 30, 2026	December 31, 2025
In millions of COP
Temporary differences
Local Subsidiaries	(7,252,213)	(5,993,349)
Foreign Subsidiaries	(8,588,129)	(9,308,322)

8.7       Dividends
8.7.1   Dividend Payment
If the parent company or any of its subsidiaries were to distribute dividends, they would be subject to the tax regulations of each of the countries in which they are decreed and distributed. In the case of Colombian companies, dividends will be subject to the application of Articles 48 and 49 of the Tax Statute and consequently will be subject to withholding at source at the established rates, in accordance with the tax characteristics of each shareholder.
8.7.2   Dividends received from Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.
8.8      Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Group.
In Colombia due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax authority may at any time have different criteria than that of the Cibest Group's. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect the Cibest Group's accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However, based on the criteria established in the interpretation of IFRIC 23, the Cibest Group's did not recognize uncertain tax positions in its financial statements.

NOTE 9. DEPOSITS BY CUSTOMERS
The detail of the deposits of Grupo Cibest as of June 30, 2026 and December 31, 2025, is as follows:

Deposits	June 30, 2026	December 31, 2025
In millions of COP
Saving accounts(1)	137,333,799	133,128,722
Time deposits(2)	96,654,165	91,673,167
Checking accounts	30,016,415	32,125,941
Other deposits	7,042,546	7,486,126
Total deposits by customers	271,046,925	264,413,956
(1)The increase is in Bancolombia S.A. maily in the institucional segment, also due to a higher remuneration rate and seasonal factors. As of June 30, 2026 and December 31, 2025 includes Nequi deposits amounting to COP 7,607,651 and COP 7,017,948, respectively.
(2)The increase is mainly attributable to Bancolombia S.A. in certificates of deposit (CDTs), with maturities between 12 and 18 months.

NOTE 10. INTERBANK DEPOSITS AND REPURCHASE AGREEMENTS AND OTHER SIMILAR SECURED BORROWING
The following table sets forth information regarding the money market operations recognized as liabilities in Condensed Consolidated Interim Statement of Financial Position:

Interbank and repurchase agreements and other similar secured borrowing	June 30, 2026	December 31, 2025
In millions of COP
Interbank Deposits
Interbank liabilities(1)	155,942	30,102
Total interbank	155,942	30,102
Repurchase agreements and other similar secured borrowing
Temporary transfer of securities(2)	4,645,253	91,950
Repurchase agreements(3)	2,000,584	392,255
Short selling operations	27,327	191,842
Total Repurchase agreements and other similar secured borrowing(4)	6,673,164	676,047
Total money market transactions	6,829,106	706,149
(1)The variation is maily at Bancolombia, S.A. is due to an increase in the number of interbank transactions between December 2025 and June 2026.
(2)This corresponds to an increase simultaneous transactions at Bancolombia between January and June 2026.
(3)The increase is due to a transaction with the Banco de la República.
(4)Total repo liabilities have maturities of less than 30 days, for continuous trading.

NOTE 11. OTHER LIABILITIES
Other liabilities consist of the following:

Other liabilities	June 30, 2026	December 31, 2025
In millions of COP
Payables(1)	3,756,098	4,000,570
Dividends(2)	3,257,677	24,775
Suppliers	1,849,051	1,943,318
Deposits delivered as security(3)	1,606,676	764,034
Advances to obligations(4)	1,387,389	1,686,868
Security contributions	679,747	611,103
Bonuses and short-term benefits(5)	535,126	817,366
Salaries and other labor obligations	436,637	445,258
Provisions	424,416	382,655
Collection services	240,605	475,233
Advances in leasing operations and loans	198,400	194,886
Other financial liabilities	60,767	59,913
Liabilities from contracts with customers	47,772	48,658
Deferred interests	21,378	23,616
Total	14,501,739	11,478,253
(1) The variation is mainly in the Fondo Inmobiliario Colombia, where collections related to the sale of real estate units decrease upon the execution and registration of the deeds for the units sold.
(2) Dividends payable related to the distribution of Grupo Cibest's 2025 earnings, declared in March 2026 and payable on a quarterly basis. Refer to the Condensed Consolidated Interim Statement of Changes in Shareholders' Equity, section on dividend distribution.
(3) The increase is attributable to the higher amount of deposits received to meet derivative margin calls.
(4) The decrease is mainly attributable to the settlement of unapplied accounts related to payment methods.
(5) The decrease is primarily explained by the payment of the SVA bonus in 2026.

NOTE 12. PROVISIONS AND CONTINGENT LIABILITIES
Contingent liabilities
As of June 30, 2026, Grupo Cibest S.A. does not have any material contingent liabilities resulting from administrative or judicial proceedings.

Some judicial proceedings involving claims for lower amounts, which were disclosed in the consolidated financial statements of Bancolombia S.A. in prior periods, are included herein to provide updated information to the reader.

BANCOLOMBIA
Neos Group S.A.S. in reorganization proceeding and Inversiones Davanic S.A.S.

On November 3, 2022, Bancolombia S.A. was served of a lawsuit in which Neos Group S.A.S. and Inversiones Davanic S.A.S. alleges that a loan agreement was entered between them, rather than a lease agreement. Neos Group S.A.S. and Inversiones Davanic S.A.S. also requested the rescission of the purchase and sale agreement on the ground that the price of the property was lower than its fair price.

The Neos Group S.A.S. and Inversiones Davanic S.A.S.'s claims amount are COP 65,000. The contingency is qualified as remote because the parties always intended to celebrate a lease agreement and not a different type of contract. On December 7, 2022, Bancolombia S.A. filed a brief with its defenses. As of June 30, 2026, the Court has not summoned the initial hearing. There is no provision for this proceeding.

Public Interest Class Action - Carlos Julio Aguilar and other

In this proceeding, a public interest class action was filed, in which the plaintiffs allege that due to the restructuring of Departamento del Valle's financial obligations and its performance plan, the Departamento del Valle's collective rights of public morality and its patrimony were breached. Bancolombia S.A. filed its defenses arguing that the agreement was carried out in full compliance with the applicable legal limits.

On November 15, 2024, the First Instance judgement was issued in favor of Bancolombia S.A. The plaintiffs filed an appeal against the decision. As of June 30, 2026, the second-instance judgment is pending. The contingency is qualified as eventual and there is no provision for this proceeding.

Remediation Plan for Santa Elena´s property

In 1987, Banco de Colombia (today Bancolombia S.A.) received a property located in Municipio de Cartagena, Colombia as a payment in kind from the Federación Nacional de Algodoneros. After the transfer of the property to Bancolombia S.A., soil contamination from pesticides and herbicides was found on the property. Bancolombia S.A. commenced a civil responsibility judicial proceeding against the Federación Nacional de Algodoneros alleging environmental contamination. On November 13, 2015, the Court issued the final judgment. In the judgment, the Court stated that the Federación Nacional de Algodoneros was liable for environmental damages and consequently, Bancolombia S.A. was not.

Despite not being liable for environmental damages, Bancolombia S.A. has assumed binding commitments to contract and pay for the property’s decontamination. As a result of these commitments, Bancolombia S.A. has conducted different decontamination processes over the years. Currently, Bancolombia S.A. has the approval of the Autoridad Nacional de Licencias Ambientales de Colombia (ANLA) for the execution of a remediation plan (plan de remediación) divided into 3 stages: Stage I, Stage II, and Stage III.

As of June 30, 2026, As of June 30, 2026, new requests from ANLA were received and are currently under review. Stage II concluded with the submission to ANLA of the report on the findings from the soil study. Likewise, pre-feasibility activities for Stage III are underway, and the implementation continues for the social management plan with the communities in the area of influence of the remediation plan, the emergency and contingency plan, the hazardous waste management plan, and the biotic environment protection plan.

The estimated time for the execution of the remediation plan is 36 months from July 2023. In light of the new requirements from the authority, the execution of the plan will be extended, and no new estimated completion date has been determined As of June 30, 2026, there is a provision of COP 53,191 to attend the execution of the pending activities of the plan.

Tuvacol S.A.

On July 18, 2024, Bancolombia S.A. was served of the lawsuit filed by Tuvacol S.A. Tuvacol S.A. is requesting the payment of the damages caused by the alleged irregular payment of checks charged to its checking account. Bancolombia S.A. argues that the payments of the checks were correct. The plaintiff’s claims are COP 56,769.

On August 15, 2025, a favorable ruling was issued for Bancolombia. Tuvacol filed an appeal against the decision. As of June 30, 2026, the case is pending a decision by the second-instance judge. The contingency is qualified as eventual and the proceeding has a provision for COP 5,676.

FIDUCIARIA BANCOLOMBIA

Quinta Sur S.A.S.

In March 2022, Fiduciaria Bancolombia was notified of a lawsuit filed by Quinta Sur S.A.S. in liquidation proceeding. According to the lawsuit, Quinta Sur seeks the indemnification for damages due to the non-transfer of the resources to beginning of a housing construction project, under the terms agreed in the trust agreement.

Fiduciaria Bancolombia alleges that it has complied with the law and the contract, arguing that the property on which the housing project was to be constructed did not fulfill the contractual requirements. The plaintiff’s claims amount are COP 128,599.

In judicial decisions issued on August 24, 2023 and March 20, 2026, a ruling was issued in favor of Fiduciaria Bancolombia. As of June 30, 2026, the proceeding is currently pending a decision on the admissibility of the extraordinary cassation appeal filed by Quinta Sur S.A.S., in liquidation. The contingency is qualified as eventual and there is no provision for this proceeding.

BANCO AGRÍCOLA

Dirección General de Impuestos Internos El Salvador

The authority on taxes of El Salvador (DGII), in accordance with the resolution of October 2018, determined that Banco Agrícola failed to declare and pay income taxes related to 2014’s fiscal year for a total of USD 11,116 and related penalties.

In 2021, the appeal presented by Banco Agrícola was decided. The Tribunal de Apelaciones de los Impuestos Internos y Aduanas (TAII) modified the Resolution issued by DGII, adjusted the rental tax to USD 6,341 and revoked the sanction.

Banco Agrícola filed a lawsuit before the Contentious Administrative Tribunal seeking to overrule DGII´s and TAII´s previous decisions in relation to the tax’s payment. As of June 30, 2026, the decision of the Contentious Administrative Tribunal is still pending.

The contingency is qualified as remote and there is no provision for this proceeding.

ARRENDADORA FINANCIERA S.A.

Cordal

Cordal filed a lawsuit against Arrendadora Financiera, seeking compensation for USD 6,454. According to the lawsuit, Cordal was the owner of a current account in Arrendadora Financiera (formerly Banco Capital S.A.), and it alleged that it´s funds were irregularly transferred to third parties. Arrendadora Financiera alleges Cordal´s account was liquidated before the acquisition of Banco Capital S.A. and, therefore, no funds were transferred.

As of June 30, 2026, the proceeding is at the evidentiary stage. The contingency is qualified as remote and there is no provision for this proceeding. A former employee of the plaintiff was convicted of aggravated theft in connection with the facts of this lawsuit.

BANCO AGROMERCANTIL

Bapa Holdings Corp.

On September 20, 2022, a lawsuit against Banco Agromercantil was filed by Bapa Holdings Corp. The plaintiff alleges that it invested USD 7,000, through a participation agreement with North Shore Development Company (NDSC) for the development of a housing project that was going to be built in a property, which was security for a loan given by Banco Agromercantil to NDSC, located in Roatan Island, Honduras. Bapa alleges that BAM caused damages due to its failure to provide information about NDSC´s financial situation and going through with the sale of the credit.

On October 24, 2022, BAM responded to the claim and filed exceptions alleging that it has no commercial relationship with Bapa, and the statute of limitations deadline expired. As of June 30, 2026, the Court has not ruled the exceptions to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

Superintendencia de Administración Tributaria (SAT)

The Superintendencia de Administración Tributaria (SAT) de Guatemala ordered a tax adjustment in the fiscal year 2014 of Banco Agromercantil´s rental tax declaration, duly paid by BAM, for a value of USD 13,583 (including tax and sanction). BAM initiated legal proceedings against the decision adopted by the SAT, arguing the inadmissibility of the adjustment by applying the legal rule in an analogous way, the admissibility of the expense’s deductions of the revenue tax for being necessary to generate lien revenue and the non-withhold of the revenue tax in the interests paid to exempt people, arguing that they were appropriate according to the law. As of June 30, 2026, the proceeding is pending the final decision from the Court.

The contingency is qualified as remote and there is no provision for this proceeding.

Delicarnes S.A.

On March 6, 2026, BAM was sued by Delicarnes S.A., in an ordinary civil action for damages, in which the claimant seeks compensation in the amount of USD 38,301. The claim arises from damages allegedly suffered by Delicarnes S.A. in connection with the collection proceeding of a credit initiated by BAM in 2018 in the amount of USD 1,737. BAM has challenged the claim by filing a preliminary statute of limitations defense, which is currently pending.

As of June 30, 2026, the Court has not ruled the preliminary objections to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

NOTE 13. APPROPRIATED RESERVES
As of June 30, 2026 and December 31, 2025 the appropriated retained earnings consist of the following:

Concept	June 30, 2026	December 31, 2025
In millions of COP
Appropriation of net income(1)(2)	7,476,024	11,491,577
Others(3)	13,487,933	11,025,979
For share repurchase(4)	813,681	918,582
Total appropriated reserves	21,777,638	23,436,138
(1)The legal reserve fulfills two objectives: to increase and maintain the company's capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.
(2)The proposal for distribution of profit included and was approved by General Shareholders Meeting the release COP 3,134,348 from the legal reserve, it also approved the transfer of COP 431,418 from the legal reserve to the reserve for the repurchase program on the shares and American Depositary Receipts – ADRs.
(3)Corresponds to the occasional reserve for equity strengthening and future growth, which was approved at the General Shareholders Meeting.
(4)The movement of the reserve for share repurchase is as follows:

Concept	June 30, 2026	December 31, 2025
In millions of COP
Opening Balance	918,582	0
Establishment of reserve for share repurchase(1)	431,418	1,350,000
Repurchase of common shares(2)	(45,541)	(34,706)
Repurchase of preferred shares(3)	(490,632)	(395,836)
Transaction costs	(146)	(876)
Balance of reserves for share repurchase	813,681	918,582
(1) The General Shareholders’ Assembly was approved share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs). For further information, see Note 13. Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.
(2) As of June 30, 2026, 1,229,831 common shares have been repurchased for COP80,247.
(3) As of June 30, 2026, 15,935,203 preferred shares have been repurchased for COP886,468.

NOTE 14. OPERATING INCOME
14.1. Interest and valuation on financial instruments
The following table sets forth the detail of interest and valuation on financial asset instruments for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Interest on debt instruments using the effective interest method	474,596	356,140	272,972	177,540
Interest and valuation on financial instruments
Debt investments(1)	1,621,621	780,666	1,469,089	414,038
Derivatives(2)	(591,586)	(55,135)	(678,379)	(11,731)
Repos(3)	(106,440)	(27,110)	(115,436)	(16,264)
others	6,678	35,922	4,122	17,391
Total valuation on financial instruments	930,273	734,343	679,396	403,434
Total Interest and valuation on financial instruments	1,404,869	1,090,483	952,368	580,974
(1)Growth is concentrated primarily in Bancolombia, as a result of the valuation of fixed-rate TES and UVR, driven by a higher interest rate environment combined with portfolio growth, which boosted interest income and valuation gains.
(2)The change is primarily attributable to Bancolombia (COP 535,358), resulting from a decrease in the valuation of forwards in the TES NDF (Non-Deliverable Forward) portfolio due to movements in the local government bond yield curve, which negatively impacted the instrument’s fair value.
(3)This relates primarily to Bancolombia due to a decrease in returns on simultaneous transactions and a higher loss on interest from repo transactions in COP (81,739).

14.2.       Interest expenses
The following table sets forth the detail of interest on financial liability instruments for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Deposits(1)	5,645,678	5,206,173	2,983,131	2,643,635
Borrowing costs(2)	398,285	441,946	207,587	212,914
Debt instruments in issue(3)	321,652	351,840	162,221	173,730
Lease liabilities	55,596	55,459	29,808	28,198
Preferred shares	27,588	28,650	13,324	13,813
Overnight funds	14,659	6,576	9,220	4,035
Other interest (expense)	24,000	17,275	11,473	7,189
Total interest expenses	6,487,458	6,107,919	3,416,764	3,083,514
(1) The increase occurred mainly at Bancolombia S.A. due to higher interest expense on savings accounts and CDTs, as a result of the increase in the average volume of these deposits.
(2) The decrease is mainly attributable to a reduction in foreign financial obligations.
(3) The decrease occurred primarily at Bancolombia S.A. due to lower interest expense on foreign currency bonds, largely associated with the decline in the exchange rate between the two periods.

Net interest income is defined as interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounts to COP 10,244,946 y COP 8,834,810 for the accumulated period of six months ended on June 30, 2026 and 2025, respectively and to COP 5,335,700 y COP 4,449,971 for the three-months period between April 1 and on June 30, 2026 and 2025, respectively.

14.3.       Fees and commissions
Cibest Corporate Group has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the condensed consolidated interim statement of income, separate from the other income sources.
The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which Cibest Corporate Group generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Banking services
Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.

Credit and debit card fees
In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed. Given that no financing component exists, it is established on the basis of the national and international interbank rate. Additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale. The commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Deposits
Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.

Electronic services and ATMs
Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.

Brokerage
Brokerage is a group of services for the negotiation and administration of operations for purchasing fixed revenue securities, equities and operations with derivatives in its own name, but on the account of others. The performance obligations are fulfilled at a point in time when the commission agent in making its best effort can execute the business entrusted by the customer in the best conditions. The performance obligations are considered satisfied once the service stipulated in the contract is fulfilled, as consideration fixed, or variable payments are agreed, depending on the service. The Bank acts generally as principle and in some special cases as agent.

Remittance
Revenue for remittance is received as consideration for the commitment established by the Bank to pay remittances sent by the remitting companies to the beneficiaries of the same. The commitment is satisfied at a point in time to the extent that the remittance is paid to the beneficiary.
The price is fixed, but may vary in accordance to the transferred amount, due to the operation being dependent on the volume of operations generated and the transaction type. There is no component of financing, nor the right to receive consideration dependent on the occurrence or not of a future event.

Acceptances, Guarantees and Standby Letters of Credit
Banking Service from acceptances, guarantees and standby letters of credit which are not part of the portfolio of the Bank. There exist different performance obligations; the satisfaction of performance obligations occurs when the service is given to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. The revenue is recognized at a point in time.

Trust
Revenue related to Trust are received from the administration of the customer resources in the business of investment trusts, property trusts, management trusts, guarantee trusts, for the resources of the general social security system, Collective portfolios and Private Equity Funds (PEF). The commitments are established in contracts independently and in an explicit manner, and the services provided by the Bank are not inter-related between the contracts. The performance obligation corresponds to performing the best management in terms of the services to be provided in relation to trust characteristics, thus fixed and variable prices are established depending on the complexity of the business, similarly, revenues are recognized throughout or at a determined time. In all the established businesses it acts as principal.

Placement of Securities
Valores Bancolombia makes available its commercial strength for the deposit, reinvestment of resources through financial instruments to the issuing company. It receives a payment for deposits made. The commitment of the contract is satisfied to the extent that the resources requested by the issuer are obtained through the distribution desks of Valores Bancolombia. The collection is made monthly. It is established that Valores Bancolombia may undertake collection of these commissions at the end of the month through a collection account charged to the issuer, acting as principal.

Bancassurance
The bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since, the revenue will depend on the quantity of policies or calculations made by the insurance companies.

Collections
The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.

Services
These are the maintenance services performed on the fleet owned by the customers, these services are performed on demand, and the value of the service cost is invoiced plus an intermediation margin. The collection is made by the amount of expense invoiced by the provider plus an intermediation percentage, which ranges between 5% and 10% depending on the customer.
The contract is written, is based on a framework contract which is held between the customers which contains the general terms of negotiation and the payment terms are generally 30 days after generating the invoice. The revenue is recognized when the service is provided. There is no financing nor sanctions for early cancellations. To view the details of the balance, refer to line ‘Logistics services’ in Note 14.4 Other operational Income.

Gains on sale of assets
These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold.
To view the details of the balance, refer to line ‘Gain on sale of assets’ in Note 14.4 Other operational Income.

Investment Banking
Investment Banking offers to customer’s financial advisory services in the structuring of businesses in accordance with the needs of each one of them. The advisory services consist in realizing a financial structuring of a credit or bond in which the Investment Bank offers the elements so that the company decides the best option for structuring the instrument. In the financial advisory contract, a best efforts clause is included.
The promises given to the customers are established in the contracts independently and explicitly. The services provided by the Investment Bank are not interrelated between the contracts, correspond to the independent advice agreed and do not include additional services in the commission agreed with the customer. The advisory services offered in each one of the contracts are identifiable separately from the other performance commitments that the Investment Bank may have with the customers. The Investment Bank does not have a standard contract for the provision of advisory services, given than each contract is tailored to the customer’s needs.
The transaction price is defined at the start of the contract and is assigned to each service provided independently. The price contains a fixed and a variable portion which is provided in the contracts. The variation depends on the placement amount for the case of a financial structuring contract and coordination of the issuance and conditions of the same. In these operations Banca de Inversion Bancolombia provides advice to the customers and the price shall depend at times on the success and amount of the operation. In the contracts subject to evaluation there are no incremental costs associated with the satisfaction of the commitments of the Bank with the customers provided for.
In the contracts signed with the customers, a penalty clause is established in case of a customer withdrawing from continuing with the provision of the services established in the commercial offer. The penalty shall be recognized in the financial statements once the Investment Bank is notified on the withdrawal under the concept of charges for early termination of the contract.

Cibest Corporate Group presents the information on revenue from contracts with customers in accordance with its operating segments defined earlier in Note 3. Operating Segments for each of the principal services offered.
The following table shows the balances categorized by nature and by segment of revenue from ordinary activities from contracts with customers, for further information about composition of Cibest Corporate Group segments see Note 3. Operating segment.
As of June 30, 2026

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All Other Segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	1,475,892	159,709	32,221	-	1,156	-	1,668,978
Bancassurance	560,324	-	-	-	-	-	560,324
Payment and collections	548,303	-	-	-	-	-	548,303
Banking services	427,861	87,748	88,719	-	20,242	40,255	664,825
Acceptances, Guarantees and Standby Letters of Credit	31,207	1,979	1,046	-	174	-	34,406
Fiduciary Activities and Securities	-	5,909	397	-	23	332,380	338,709
Placement of securities	-	2,000	-	-	-	35,764	37,764
Brokerage	-	-	-	-	-	26,365	26,365
Others	150,806	41,839	30,071	1,433	3,952	11,223	239,324
Total revenue of contracts with customers	3,194,393	299,184	152,454	1,433	25,547	445,987	4,118,998

For the three-months period from April 1, 2026 to June 30, 2026

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All Other Segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	727,857	80,449	15,268	-	847	-	824,421
Bancassurance	318,724	-	-	-	-	-	318,724
Payment and collections	275,493	-	-	-	-	-	275,493
Banking services	220,859	43,673	42,014	-	10,043	20,842	337,431
Acceptances, Guarantees and Standby Letters of Credit	14,884	888	638	-	76	-	16,486
Fiduciary Activities and Securities	-	3,032	197	-	11	167,522	170,762
Placement of securities	-	884	-	-	-	17,284	18,168
Brokerage	-	-	-	-	-	12,720	12,720
Others	93,881	21,252	15,172	369	2,448	6,212	139,334
Total revenue of contracts with customers	1,651,698	150,178	73,289	369	13,425	224,580	2,113,539
As of June 30, 2025

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All Other Segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	1,361,882	155,116	43,431	-	990	-	1,561,419
Payment and collections	536,650	-	-	-	-	-	536,650
Bancassurance	468,479	8	-	-	-	-	468,487
Banking services	367,276	89,897	31,638	-	24,837	27,266	540,914
Acceptances, Guarantees and Standby Letters of Credit	35,517	2,849	697	-	219	-	39,282
Fiduciary Activities and Securities	-	4,000	451	-	26	303,612	308,089
Placement of securities	-	1,401	-	-	-	19,924	21,325
Brokerage	-	-	-	-	-	11,962	11,962
Others	134,473	44,003	30,267	804	3,073	6,410	219,030
Total revenue of contracts with customers	2,904,277	297,274	106,484	804	29,145	369,174	3,707,158
For the three-months period from April 1, 2025 to June 30, 2025

	Banking Colombia	Banking El Salvador	Banking Guatemala	Leases	International Banking	All Other Segments	Total segments
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	689,237	80,457	26,555	-	525	-	796,774
Payment and collections	275,731	-	-	-	-	-	275,731
Bancassurance	257,244	3	-	-	-	-	257,247
Banking services	185,364	45,119	16,156	-	14,079	14,586	275,304
Acceptances, Guarantees and Standby Letters of Credit	16,783	1,233	287	-	86	-	18,389
Fiduciary Activities and Securities	-	2,254	221	-	13	154,187	156,675
Placement of securities	-	763	-	-	-	16,098	16,861
Brokerage	-	-	-	-	-	5,494	5,494
Others	68,315	23,909	13,714	254	1,648	3,589	111,429
Total revenue of contracts with customers	1,492,674	153,738	56,933	254	16,351	193,954	1,913,904
For the determination of the transaction price, Cibest Corporate Group assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that Cibest Corporate Group determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.

Contract assets with customers
Cibest Corporate Group receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When Cibest Corporate Group incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. Currently, the Group does not have assets related to contracts with customers.
As a practical expedient, Cibest Corporate Group recognizes the incremental costs of obtaining a contract as an expense when the amortization period of the asset is one year or less.
Contract liabilities with customers
The contract liabilities constitute the obligation of Cibest Corporate Group to transfer the services to a customer, for which the Group has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
Fees and Commissions Expenses
The following table sets forth the detail of commissions expenses for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
Fees and Commissions Expenses	2026	2025	2026	2025
In millions of COP
Banking services(1)	851,040	813,395	420,105	423,458
Correspondent banking	311,893	310,710	85,042	89,056
Sales and other services	185,070	185,152	154,834	162,190
Payments and collections	36,587	28,957	19,936	16,215
Others	109,047	113,045	59,337	55,333
Total expenses for commissions	1,493,637	1,451,259	739,254	746,252
(1) The increase was primarily driven by Bancolombia, due to higher transaction volumes in 2026.
14.4.       Other operating income
The following table sets forth the detail of other operating income net for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
Other operating income	2026	2025	2026	2025
In millions of COP
Leases and related services	876,414	882,144	430,814	433,647
Net foreign exchange and Derivatives Foreign exchange contracts(1)	424,513	339,371	208,175	138,903
Investment property valuation(2)	147,579	83,132	117,316	60,429
Gains on sale of assets	120,403	105,383	74,216	55,785
Insurance(3)	56,169	57,683	30,693	41,758
Logistics services	37,426	29,291	20,689	15,058
Other reversals	22,656	18,138	9,817	2,093
Penalties for failure to contracts	3,792	1,932	2,322	1,123
Others	110,817	128,100	51,000	68,820
Total Other operating income	1,799,769	1,645,174	945,042	817,616
(1) Corresponds to the management of assets and liabilities in foreign currencies and the volatility of the U.S. dollar.
(2)The variation occurs due to the indexation of properties to the UVR and due to updating the appraisals of investment properties.
(3) Corresponds to income from insurance operations of Seguros Agromercantil S.A., subsidiary domiciled in Guatemala.

14.5. Dividends and net income on equity investments
The following table sets forth the detail of dividends received, and share of profits of equity method investees for the six-months period ended on June 30, 2026 and 2025, and the three-months period from April 01 to June 30, 2026 and 2025:

	Accumulated		Quarterly
Dividends and net income on equity investments	2026	2025	2026	2025
In millions of COP
Equity method(1)	231,827	199,668	125,196	87,158
Equity investments and other financial instruments	38,825	26,939	19,134	7,826
Dividends(2)	30,811	30,645	26,323	26,386
Gains on sale of investments in associates and joint ventures	251	-	251	-
Others	-	(160)	-	(160)
Total dividends received, and share of profits of equity method investees	301,714	257,092	170,904	121,210
(1)As of June 30, 2026 and 2025, it corresponds to income from equity method of investments in associates for COP 216,698 and COP 185,201 (includes valuation of investments in associates at fair value), respectively, and joint ventures for COP 15,129 and 14,467, respectively.
(2)As of June 30, 2026 and 2025, includes dividends received from equity investments at fair value through profit or loss for COP 733 and COP 1,300 and investments written off for COP 100 and COP 82, respectively; dividends from equity investments at fair value through OCI for COP 9,101 and COP 8,328, respectively and investments written off for COP 526, in 2025,and dividends received of the associate at fair value P.A. Viva Malls for COP 20,877 and COP 20,409, respectively.

NOTE 15. OPERATING EXPENSES
15.1.       Salaries and employee benefit
The detail for salaries and employee benefits for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025

	Accumulated		Quarterly
Salaries and employee benefit	2026	2025	2026	2025
In millions of COP
Salaries(1)	1,247,202	1,209,169	620,798	603,195
Bonuses(2)	581,208	493,295	294,870	257,814
Social security contributions	366,448	338,864	176,581	165,140
Private premium	328,399	308,731	156,808	147,921
Defined Benefit severance obligation and interest	111,094	94,292	56,630	47,590
Indemnization payment	100,327	97,820	55,932	67,464
Vacation expenses	79,729	72,416	40,043	36,359
Other benefits(3)	283,076	250,411	142,001	129,316
Total salaries and employee benefit	3,097,483	2,864,998	1,543,663	1,454,799
(1)The growth is mainly explained by salary increases indexed to inflation
(2)Corresponds mainly to bonuses for employees in accordance with the variable compensation model of the Grupo Cibest.
(3)Includes employee benefits, mainly policy benefits, training and recreation.

15.2.       Other administrative and general expenses
The details for administrative and general expenses for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025

	Accumulated		Quarterly
Other administrative and general expenses	2026	2025	2026	2025
In millions of COP
Maintenance and repairs	524,469	521,975	264,171	271,525
Insurance	395,869	382,091	200,425	188,488
fees	385,186	402,378	203,522	226,250
Data processing	298,782	285,061	153,320	151,844
Call center channel and collections	221,294	265,151	118,468	138,149
Operational damages and risks(1)	213,955	164,669	69,510	66,624
Transport	128,413	126,657	66,337	65,588
Advertising	78,090	79,031	49,952	47,396
Cleaning and security services	64,402	58,700	32,305	29,756
Contributions and affiliations(2)	51,552	67,355	26,330	34,207
Public services	50,925	56,727	29,591	32,506
Useful and stationery	46,396	45,063	22,362	25,000
Communications	46,132	40,198	23,072	20,197
Properties improvements and installation	33,533	30,038	18,342	18,287
Property management(3)	30,788	21,207	15,839	10,904
Short-term and low-value leases	21,202	20,097	10,889	11,683
Disputes, fines and sanctions	18,747	14,604	11,994	5,779
Travel expenses	15,994	16,444	9,458	9,067
Publications and subscriptions	13,029	13,034	6,154	6,748
Fiduciary activities(4)	9,999	385	3,796	165
Others	263,971	272,195	131,319	145,374
Total other administrative and general expenses	2,912,728	2,883,060	1,467,156	1,505,537
Taxes other than income tax	813,141	728,170	389,203	379,932
Wealth tax(5)	374,823	-	778	-
(1)The increase is primarily attributable to Bancolombia and is mainly driven by claims related to computer equipment, vehicles, and check-clearing fraud losses.
(2) The decrease was attributable to Bancolombia S.A. and was mainly driven by lower expenses related to contributions to the Superintendencia Financiera de Colombia, resulting from the offset applied by this regulatory authority.
(3) The change is due to increases in property management expenses and new contracts.
(4) The variance is mainly attributable to the incorporation of new trust arrangements since April 2026.
(5) In accordance with the economic, social, and ecological state of emergency declared on February 11, the National Government issued Decree 173 of 2026, which establishes the wealth tax applicable to legal entities for the 2026 tax year. For more information, see Note 8. Income Tax.

15.3.       Impairment, depreciation and amortization
The details for Impairment, depreciation and amortization for the six-months period ended June 30, 2026 and 2025 and the three-months period from April 01 to June 30, 2026 and 2025.

	Accumulated		Quarterly
Impairment, depreciation and amortization	2026	2025	2026	2025
In millions of COP
Depreciation of premises and equipment	310,604	302,431	152,217	151,728
Depreciation of right-of-use assets(1)	99,171	86,404	50,434	43,043
Amortization of intangible assets	70,742	77,173	35,372	37,934
Impairment of other assets, net(2)	15,108	17,135	10,560	8,625
Total impairment, depreciation and amortization	495,625	483,143	248,583	241,330
(1)The variation is primarily attributable to Bancolombia S.A. due to modifications to lease agreements and a new office for Bancolombia Panama.
(2) Includes value for impairment of property and equipment for COP 433 in 2026 and COP 446 in 2025.

NOTE 16. EARNINGS PER SHARE (‘EPS’)
Basic earnings per share are calculated by reducing income from continuing operations by the amount of dividends declared in the current period for each class of shares, as well as by the contractual amount of dividends required to be paid. The remaining income is allocated based on each type of share’s participation, as if all the period’s income had been distributed. Basic earnings per share are determined by dividing the profit for the period attributable to shareholders by the weighted average number of ordinary shares outstanding during the period. The weighted average number of ordinary shares outstanding during the period corresponds to the number of ordinary shares outstanding at the beginning of the period, adjusted for the number of ordinary shares repurchased or issued during the period, weighted by a factor that reflects the time such shares were outstanding or retired.

Diluted earnings per share assume the issuance of ordinary shares for all potentially dilutive ordinary shares outstanding during the reporting period. Cibest Corporate Group has no potentially dilutive ordinary shares as of June 30, 2026, and 2025.

The following presents the calculation of basic earnings per share (EPS) for the six-month periods ended June 30, 2026 and 2025, and for the three-month periods from April 1 to June 30, 2026 and 2025 (amounts in millions of Colombian pesos, except for the weighted average number of ordinary shares outstanding and earnings per share):

	Accumulated		Quarterly
	2026	2025	2026	2025
Income from continued operations before attribution of non-controlling interests	4,302,857	3,392,579	2,867,031	1,719,983
Less: Non-controlling interests from continued operations	79,702	64,754	50,934	37,643
Net income from continued operations	4,223,155	3,327,825	2,816,097	1,682,340
Income from discontinued operations before attribution of non-controlling interests	(35,700)	201,142	(85,753)	108,963
Less: Non-controlling interests from continued operations	-	-	-	-
Net income from discontinued operations	(35,700)	201,142	(85,753)	108,963
Net income from controlling interest	4,187,455	3,528,967	2,730,344	1,791,303
Less: Preferred dividends declared	966,799	994,051	481,622	568,069
Less: Allocation of undistributed earnings to preferred stockholders	961,747	649,615	776,771	266,643
Net income allocated to common shareholders for basic and diluted EPS	2,258,909	1,885,301	1,471,951	956,591
Weighted average number of common shares outstanding used in basic EPS calculation(1)	508,998,402	509,704,584	508,998,402	509,704,584
Basic and diluted earnings per share from continued operations	4,476	3,490	2,982	1,764
Basic and diluted earnings per share from discontinued operations(2)	(38)	209	(90)	113
Basic and diluted earnings per share to common shareholders	4,438	3,699	2,892	1,877
(1)As of July 2025, Cibest Corporate Group has repurchased 17,165,034 shares for a total amount of COP 966,714. For additional information regarding the share repurchase, see Note 13. Appropriated Reserves.
(2)This corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025, and sold in June 2026. For more information, see Note 1. Reporting Entity.

NOTE 17. RELATED PARTY TRANSACTIONS
The parent company is Cibest S.A. and transactions between companies included in the consolidation process and the Parent company meet the definition of related party transactions and were eliminated from the Condensed Consolidated Interim Financial Statements.

The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, Bancolombia operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.

The details of transactions with related parties as of December 31, 2025 are included in the annual report of the consolidated financial statements of 2025. During the Six-month period ended June 30, 2026, there were no transactions with related parties that materially affected the financial position or results of Cibest Corporate Group.

NOTE 18. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2026 and 2025:

	Balance as of January 1, 2026	Cash flows	Non-cash changes				Balance as of June 30, 2026(1)
			Foreign currency translation adjustment	Interests accrued	Disposal of subsidiaries(1)	Other movements
In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,006,806	6,009,813	(10,628)	-	(332,827)	-	6,673,164
Borrowings from other financial institutions(2)	11,111,930	(935,966)	(505,015)	429,599	(1,327,254)	1,566	8,774,860
Debt instruments in issue(2)	10,839,423	(858,698)	(524,854)	358,207	(2,826,823)	-	6,987,255
Preferred shares(3)	583,477	(56,974)	-	27,588	-	-	554,091
Total liabilities from financing activities	23,541,636	4,158,175	(1,040,497)	815,394	(4,486,904)	1,566	22,989,370
(1)On June 30, 2026, the disposal of Banistmo S.A. was completed. For further information, see Note 1, Reporting Entity.
(2)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 657,172 and COP 372,447, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(3)The cash flow amounting to COP 56,974 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

			Non-cash changes
	Balance as of January 1, 2025	Cash flows	Foreign currency translation adjustment	Interests accrued	Other movements	Balance as of June 30, 2025
In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,060,472	2,927,462	(47,580)	-	-	3,940,354
Borrowings from other financial institutions(1)	15,689,532	(4,055,026)	(720,679)	518,020	-595	11,431,252
Debt instruments in issue(1)	11,275,216	(615,691)	(687,154)	415,995	-	10,388,366
Preferred shares(2)	584,204	(57,702)	-	28,650	-	555,152
Total liabilities from financing activities	28,609,424	(1,800,957)	(1,455,413)	962,665	(595)	26,315,124
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 676,787 and COP 403,944, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,702 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

NOTE 19. FAIR VALUE OF ASSETS AND LIABILITIES
The following table presents the carrying amount and the fair value of the assets and liabilities as of June 30, 2026 and December 31, 2025:

Assets and liabilities	Note	June 30, 2026		December 31, 2025(1)
		Carrying amount	Fair Value	Carrying amount	Fair Value
In millions of COP
Assets
Debt instruments at fair value through profit or loss	5.1	36,007,234	36,007,234	23,459,380	23,459,380
Debt instruments at fair value through OCI	5.1	3,502,706	3,502,706	3,551,348	3,551,348
Debt instruments at amortized cost	5.1	7,100,016	7,113,993	5,812,624	5,836,484
Derivative financial instruments	5.2	8,038,465	8,038,465	4,417,863	4,417,863
Equity securities at fair value	5.1	1,581,043	1,581,043	1,463,622	1,463,622
Other financial instruments	5.1	28,273	28,273	30,285	30,285
Loans and advances to customers at amortized cost, net(2)	6	248,790,151	251,578,891	243,100,035	248,747,474
Investment properties	7	6,644,209	6,644,209	6,595,407	6,595,407
Investments in associates(3)		2,171,934	2,171,934	2,041,402	2,041,402
Total		313,864,031	316,666,748	290,471,966	296,143,265
Liabilities
Deposits by customers	9	271,046,925	270,050,447	264,413,956	264,953,910
Interbank deposits	10	155,942	155,942	30,102	30,102
Repurchase agreements and other similar secured borrowing	10	6,673,164	6,673,164	676,047	676,047
Derivative financial instruments	5.2	9,342,967	9,342,967	4,514,630	4,514,630
Borrowings from other financial institutions		8,774,860	8,774,860	9,356,428	9,356,428
Preferred shares		554,091	361,875	583,477	324,260
Debt instruments in issue		6,987,255	7,147,834	7,409,693	7,627,543
Total		303,535,204	302,507,089	286,984,333	287,482,920
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.
(2)As of December 31, 2025, the fair value of the loan portfolio was overstated by COP 26,878,951 due to the inclusion of the fair value corresponding to Banistmo S.A.´s portfolio. Once the inaccuracy was identified, Management proceeded to adjust the disclosed amount, concluding that the difference with respect to the previously reported figure does not have a material impact on the financial information.
(3)It corresponds to investments in associates P.A. Viva Malls, P.A. Distrito Vera, P.A. Lote Palermo, and Fideicomiso Locales Distrito Vera.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS, the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Valuation process for fair value measurements

The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia - Proveedor de Precios para Valoración S.A.) to Cibest Corporate Group.

All methodologies and procedures developed by the pricing services provider are supervised by the SFC, which has not objected to them.

Daily, the back-office Service Valuation Officer (SVO) verifies the valuation of investments, and the Credit and Financial Risk Manager area reports the results of the portfolio’s valuation.

Fair value measurement

Assets and liabilities

a. Debt instruments

Cibest Corporate Group assigns prices to those debt investments, using the prices provided by the official pricing services provider (Precia) and assigns the appropriate level according to the procedure described above. For securities not traded or over the counter, such as certain bonds issued by other financial institutions, Cibest Corporate Group generally determines fair value using internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time bandings, which match the timings of the cash flows and maturities of the instruments.

b. Equity securities and other financial instruments

Cibest Corporate Group perform the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described above (Hierarchy of fair value section). Likewise, the fair value of unlisted equity securities and other financial instruments is based on an assessment of each individual investment using methodologies that include publicly-traded comparable derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparable, and if necessary considered, are subject to appropriate discounts for lack of liquidity or marketability. Interests in investment funds, trusts and collective portfolios are valued using the investment unit value determined by the fund management company. For investment funds where the underlying assets are investment properties, the investment unit value depends on the investment properties value, determined as described below in “i. Investment property”.

c. Derivative financial instruments

Cibest Corporate Group holds positions in standardized derivatives, such as futures over local stocks, and over the market representative rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.

Additionally, Cibest Corporate Group holds positions in Over-The-Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection to the SFC.

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves, and correlation of such inputs.

d. Credit valuation adjustment

Cibest Corporate Group measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option, and forward derivatives.

Counterparty credit-risk adjustments are applied to derivatives when the Cibest Corporate Group’s position is a derivative asset and the Cibest Corporate Group’s credit risk is incorporated when the position is a derivative liability. Cibest Corporate Group attempts to mitigate credit risk to third parties which are international banks by entering into master netting agreements. The agreements allow the offsetting or netting of amounts that are liabilities derived from transactions carried out under the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiated agreements between the same parties; some may operate on a monthly basis, while others apply only upon termination of the agreements.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.

Cibest Corporate Group generally calculates the asset’s credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with nonpublic counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in each geography. Cibest Corporate Group also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if Cibest Corporate Group believes market participants would take that into account when transacting the respective instrument. The approach to measuring the impact of the Cibest Corporate Group’s credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by Cibest Corporate Group in foreign currency. For derivatives transacted with local financial institutions, Cibest Corporate Group calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and available in the financial markets.

e. Impaired loans measured at fair value

Cibest Corporate Group measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third-party experts, depending on the type of underlying asset.

For vehicles under leasing arrangements, Cibest Corporate Group uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation, and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.

Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.

For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison, and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.

For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists. For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions, and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.

f. Assets held for sale measured at fair value less cost of sale

Cibest Corporate Group measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.

Additionally, Cibest Corporate Group measured the discontinued operation Banistmo SA classified as held for sale based on fair value less costs to sell. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1. Reporting Entity.

g. Mortgage-backed securities (“TIPS”) and Asset-Backed securities

Cibest Corporate Group invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. Cibest Corporate Group does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of Cibest Corporate Group portfolio and its fair value is measured using published price from the official pricing services provider. These securities are leveled by margin and are assigned to level 2 or 3 based on information provided by Precia.

Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned to level 3.

h. Investments in associates measured at fair value

Cibest Corporate Group recognizes its investments in P.A Viva Malls, P.A Distrito Vera and Fideicomiso Locales Distrito Vera as associates at fair value. The estimated amount is provided by the fund manager as the variation of the units according to the units owned by the FCP Fondo Inmobiliario Colombia. The associate’s assets are comprised of investment properties which are measured using the following techniques: comparable prices, discounted cash flows, replacement cost and direct capitalization. For further information about techniques methodologies and inputs used by the external party see “Quantitative Information about Level 3 Fair Value Measurements”.

i. Investment property

Cibest Corporate Group’s investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.

Assets and liabilities measured at fair value on a recurring basis

The following table presents for each level of the fair value hierarchy levels the Cibest Corporate Group’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2026, and December 31, 2025:

Financial Assets
Type of instrument	June 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Debt instruments at fair value through profit or loss
Securities issued by the Colombian Government	20,134,035	6,326,594	3,209	26,463,838	10,176,528	2,436,729	2,423	12,615,680
Securities issued or secured by government entities	-	144,179	-	144,179	-	152,574	-	152,574
Securities issued by other financial institutions	194,265	1,113,428	151,462	1,459,155	206,151	550,010	69,173	825,334
Securities issued by foreign governments	4,506,480	3,326,772	-	7,833,252	6,350,052	3,426,269	-	9,776,321
Corporate bonds	219	79,316	27,275	106,810	4,247	55,511	29,713	89,471
Total debt instruments at fair value through profit or loss	24,834,999	10,990,289	181,946	36,007,234	16,736,978	6,621,093	101,309	23,459,380
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	-	-	2,546,264	2,546,264	-	-	2,625,566	2,625,566
Securities issued by other financial institutions	-	62,960	-	62,960	-	63,624	-	63,624
Corporate bonds	-	346,581	546,901	893,482	-	349,647	512,511	862,158
Total debt instruments at fair value through OCI	-	409,541	3,093,165	3,502,706	-	413,271	3,138,077	3,551,348
Total debt instruments	24,834,999	11,399,830	3,275,111	39,509,940	16,736,978	7,034,364	3,239,386	27,010,728
Equity securities
Equity securities	95,993	765,001	720,049	1,581,043	50,909	624,781	787,932	1,463,622
Total equity securities	95,993	765,001	720,049	1,581,043	50,909	624,781	787,932	1,463,622
Other financial assets
Other financial assets	-	-	28,273	28,273	-	-	30,285	30,285
Total other financial assets	-	-	28,273	28,273	-	-	30,285	30,285
Derivative financial instruments
Forwards
Foreign exchange contracts	-	4,837,936	1,164,912	6,002,848	-	2,131,966	763,486	2,895,452
Equity contracts	-	3,437	9,530	12,967	-	34,367	24,773	59,140
Total forwards	-	4,841,373	1,174,442	6,015,815	-	2,166,333	788,259	2,954,592
Swaps
Foreign exchange contracts	-	1,312,705	324,394	1,637,099	-	905,862	162,878	1,068,740
Interest rate contracts	102,468	100,750	18,466	221,684	136,560	129,082	12,812	278,454
Total swaps	102,468	1,413,455	342,860	1,858,783	136,560	1,034,944	175,690	1,347,194
Options
Foreign exchange contracts	1,869	107,803	54,195	163,867	-	51,739	64,338	116,077
Total options	1,869	107,803	54,195	163,867	-	51,739	64,338	116,077
Total derivative financial instruments	104,337	6,362,631	1,571,497	8,038,465	136,560	3,253,016	1,028,287	4,417,863
Investment properties
Lands	-	-	825,579	825,579	-	-	563,185	563,185
Buildings	-	-	5,818,630	5,818,630	-	-	6,032,222	6,032,222
Total investment properties	-	-	6,644,209	6,644,209	-	-	6,595,407	6,595,407
Investment in associates at fair value
Investment in associates at fair value	-	-	2,171,934	2,171,934	-	-	2,041,402	2,041,402
Total investment in associates at fair value	-	-	2,171,934	2,171,934	-	-	2,041,402	2,041,402
Total	25,035,329	18,527,462	14,411,073	57,973,864	16,924,447	10,912,161	13,722,699	41,559,307

(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.

Financial liabilities
Type of instrument	June 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Derivative financial instruments
Forwards
Foreign exchange contracts	-	3,254,106	3,254,534	6,508,640	-	1,514,575	1,205,024	2,719,599
Equity contracts	-	96,912	123,905	220,817	-	547	7,616	8,163
Total forwards	-	3,351,018	3,378,439	6,729,457	-	1,515,122	1,212,640	2,727,762
Swaps
Foreign exchange contracts	-	1,594,192	495,203	2,089,395	-	1,133,648	135,106	1,268,754
Interest rate contracts	101,332	127,620	77,207	306,159	135,242	161,742	74,195	371,179
Total swaps	101,332	1,721,812	572,410	2,395,554	135,242	1,295,390	209,301	1,639,933
Options
Foreign exchange contracts	93	44,170	173,693	217,956	224	36,466	110,245	146,935
Total options	93	44,170	173,693	217,956	224	36,466	110,245	146,935
Total derivative financial instruments	101,425	5,117,000	4,124,542	9,342,967	135,466	2,846,978	1,532,186	4,514,630
Total	101,425	5,117,000	4,124,542	9,342,967	135,466	2,846,978	1,532,186	4,514,630
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.

Fair value of assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position

The following table presents for each of the fair-value hierarchy levels the Cibest Corporate Group’s assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position, but for which the fair value is disclosed at June 30, 2026, and December 31, 2025:

Assets
Type of instrument	June 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Debt instruments
Securities issued by the Colombian Government	130,474	-	1,037,841	1,168,315	141,524	-	-	141,524
Securities issued or secured by government entities	-	-	4,530,014	4,530,014	-	43,771	4,094,247	4,138,018
Securities issued by other financial institutions	116,971	89,454	82,985	289,410	129,128	93,521	52,231	274,880
Securities issued by foreign governments	103,209	137,106	-	240,315	189,057	150,587	-	339,644
Corporate bonds	586,175	8,367	291,397	885,939	642,074	9,623	290,721	942,418
Total – Debt instruments	936,829	234,927	5,942,237	7,113,993	1,101,783	297,502	4,437,199	5,836,484
Loans and advances to customers, net	-	-	251,578,891	251,578,891	-	-	248,747,474	248,747,474
Total	936,829	234,927	257,521,128	258,692,884	1,101,783	297,502	253,184,673	254,583,958
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.

Liabilities
Type of instruments	June 30, 2026				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	68,911,970	201,138,477	270,050,447	-	64,471,127	200,482,783	264,953,910
Interbank deposits	-	-	155,942	155,942	-	-	30,102	30,102
Repurchase agreements and other similar secured borrowing	-	-	6,673,164	6,673,164	-	-	676,047	676,047
Borrowings from other financial institutions	-	-	8,774,860	8,774,860	-	-	9,356,428	9,356,428
Debt instruments in issue	4,574,203	1,423,302	1,150,329	7,147,834	5,030,129	1,372,155	1,225,259	7,627,543
Preferred shares	-	-	361,875	361,875	-	-	324,260	324,260
Total	4,574,203	70,335,272	218,254,647	293,164,122	5,030,129	65,843,282	212,094,879	282,968,290
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the Condensed Consolidated Interim Statement of Financial Position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting. The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the Condensed Consolidated Interim Statement of Financial Position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and Cibest Corporate Group acceptances outstanding.

Deposits from customers

The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. The fair value of deposits with no contractual maturities represents the amount payable on demand as of the date of the Statement of Financial Position.

Interbank deposits and repurchase agreements and other similar secured borrowings

Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined by using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Cibest Corporate Group’s deposit rates.

Debt instruments in issue

The fair value of debt instruments in issue, comprised of bonds issued by Cibest Corporate Group, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and Cibest Corporate Group’s creditworthiness.

Preferred Shares

In the valuation of the liability component of Preferred Shares related to the minimum dividend of 1% of the subscription price, Cibest Corporate Group uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest Corporate Group and growth at a constant rate considering Cibest Corporate Group’s own perspectives of the payout ratio.

Loans and advances to customers

Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage, and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.

Items measured at fair value on a non-recurring basis

Cibest Corporate Group measured certain foreclosed assets held for sale, including the discontinued operation of Banistmo S.A., based on fair value less costs to sell. Fair values were determined using internal and external valuation techniques and third-party judgments, depending on the type of underlying asset. The following breakdown sets out the fair value hierarchy of assets classified by type:

Type of instruments	June 30, 2026				December 31, 2025(1)
	Fair-value hierarchy			Total fair value	Fair-value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Machinery and equipment	-	-	8,238	8,238	-	-	5,622	5,622
Real estate for residential purposes	-	-	4,896	4,896	-	-	4,584	4,584
Real estate different from residential properties	-	-	-	-	-	-	136	136
Discontinued operation	-	-	-	-	-	-	5,892,573	5,892,573
Total	-	-	13,134	13,134	-	-	5,902,915	5,902,915
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.
Changes in level 3 fair-value category
The table below presents reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs at June,30, 2026, and December 31, 2025:

As of June 30, 2026

Type of instruments	Balance, January 1, 2026	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2026
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	2,423	869	-	-	-	-	(83)	-	-	3,209
Securities issued or secured by other financial entities	69,173	5,438	-	71,031	(101)	-	(8,995)	19,862	(4,946)	151,462
Corporate bonds	29,713	436	-	16,060	(3,784)	-	(228)	-	(14,922)	27,275
Total	101,309	6,743	-	87,091	(3,885)	-	(9,306)	19,862	(19,868)	181,946
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,625,566	-	55,616	2,490,648	(2,625,566)	-	-	-	-	2,546,264
Corporate bonds	512,511	-	34,390	-	-	-	-	-	-	546,901
Total	3,138,077	-	90,006	2,490,648	(2,625,566)	-	-	-	-	3,093,165
Derivative financial instruments
Foreign exchange contracts	990,702	331,863	-	919,079	(681,921)	(126,699)	-	111,096	(619)	1,543,501
Interest rate contracts	12,812	(3,644)	-	14,110	(1,615)	(4,233)	-	1,036	-	18,466
Equity contracts	24,773	-	-	9,530	(24,773)	-	-	-	-	9,530
Total	1,028,287	328,219	-	942,719	(708,309)	(130,932)	-	112,132	(619)	1,571,497
Equity securities
Equity securities	787,932	19,511	(31,520)	22,327	(5,791)	(72,410)	-	-	-	720,049
Total	787,932	19,511	(31,520)	22,327	(5,791)	(72,410)	-	-	-	720,049
Other financial instruments
Other financial instruments	30,285	(2,012)		-	-					28,273
Total	30,285	(2,012)	-	-	-	-	-	-	-	28,273
Investment in associates
P.A. Viva Malls	1,990,556	130,944	-	-	-	-	-	-	-	2,121,500
P.A. Lote Palermo	37,295	317	-	-	-	-	-	-	-	37,612
P.A. Distrito Vera	13,405	994	-	-	(2,821)	-	-	-	-	11,578
Fideicomiso Locales Distrito Vera	146	(1)	-	-	-	-	-	-	-	145
Total	2,041,402	133,353	-	-	(2,821)	-	-	-	-	2,171,934
Total Assets	7,127,292	485,814	58,486	3,542,785	(3,346,372)	(203,342)	(9,306)	131,994	(20,487)	7,766,864
Liabilities
Derivative financial instruments
Foreign exchange contracts	1,450,375	1,819,571	-	1,658,952	(909,380)	(126,699)	-	31,430	(819)	3,923,430
Interest rate contracts	74,195	8,623	-	2,620	(5,280)	(4,233)	-	1,282	-	77,207
Equity contracts	7,616	1,178	-	119,567	(4,456)	-	-	-	-	123,905
Total	1,532,186	1,829,372	-	1,781,139	(919,116)	(130,932)	-	32,712	(819)	4,124,542
Total liabilities	1,532,186	1,829,372	-	1,781,139	(919,116)	(130,932)	-	32,712	(819)	4,124,542
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of June 30, 2025

Type of instruments	Balance, January 1, 2025	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2025
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	-	-	-	2,418	-	-	-	-	-	2,418
Securities issued or secured by other financial entities	77,821	2,645	-	1,533	(2,527)	-	(1,488)	-	(9,541)	68,443
Corporate bonds	34,259	9	-	2,035	(15,625)	-	-	-	(2,966)	17,712
Total	112,080	2,654	-	5,986	(18,152)	-	(1,488)	-	(12,507)	88,573
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,648,355	-	-	-	-	-	-	-	(2,648,355)	-
Securities issued or secured by other financial entities	49,744	-	915	-	-	-	-	-	-	50,659
Corporate bonds	577,439	-	14,166	-	-	-	-	-	(32,041)	559,564
Total	3,275,538	-	15,081	-	-	-	-	-	(2,680,396)	610,223
Derivative financial instruments
Foreign exchange contracts	792,309	(11,862)	-	412,871	(525,696)	(47,770)	-	126,646	(114,782)	631,716
Interest rate contracts	15,493	(2,560)	-	8,183	(331)	-	-	829	(141)	21,473
Equity contracts	51,347	-	-	12,649	(51,346)	-	-	-	-	12,650
Total	859,149	(14,422)	-	433,703	(577,373)	(47,770)	-	127,475	(114,923)	665,839
Equity securities
Equity securities	555,325	15,956	3,950	15,948	(13,986)	-	-	1,018	-	578,211
Total	555,325	15,956	3,950	15,948	(13,986)	-	-	1,018	-	578,211
Other financial instruments
Other financial instruments	34,385	(2,108)	-	-	-	-	-	-	-	32,277
Total	34,385	(2,108)	-	-	-	-	-	-	-	32,277
Investment in associates
P.A. Viva Malls	1,817,503	121,265	-	-	-	-	-	-	-	1,938,768
P.A. Distrito Vera	13,325	86	-	-	(65)	-	-	-	-	13,346
Fideicomiso Locales Distrito Vera	56	(2)	-	89	-	-	-	-	-	143
Total	1,830,884	121,349	-	89	(65)	-	-	-	-	1,952,257
Investment properties
Investment properties	5,580,109	83,132	-	191,066	(59,926)	(33,264)	-	-	-	5,761,117
Total	5,580,109	83,132	-	191,066	(59,926)	(33,264)	-	-	-	5,761,117
Total Assets	12,247,470	206,561	19,031	646,792	(669,502)	(81,034)	(1,488)	128,493	(2,807,826)	9,688,497
Liabilities
Derivative financial instruments
Foreign exchange contracts	154,640	1,830	-	62,360	(80,999)	(47,770)	-	1,283	(2,643)	88,701
Interest rate contracts	27,646	(284)	-	1,160	(581)	-	-	84	(26,524)	1,501
Equity contracts	1,278	-	-	3,965	(1,277)	-	-	-	-	3,966
Total	183,564	1,546	-	67,485	(82,857)	(47,770)	-	1,367	(29,167)	94,168
Total liabilities	183,564	1,546	-	67,485	(82,857)	(47,770)	-	1,367	(29,167)	94,168
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

Level 3 fair value rollforward
The following were the significant level 3 transfers at June 30, 2026, and 2025:

As of June 30, 2026, and 2025, net transfers in Cibest Corporate Group for COP (200) and COP 85,756, respectively, from level 3 to level 2 of derivatives foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk of the counterparty to the own credit risk. As of June 30, 2026, and 2025, net transfers for COP 79,420 and COP 126,108, respectively, from level 2 to level 3 of the derivative foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk from Cibest Corporate Group to the credit risk of the counterparty.

As of June 30, 2026, and 2025, there are corporate bonds of debt instruments at fair value through OCI for COP 546,902 and COP 559,564, respectively.

As of June 30, 2026, and 2025, unrealized gains and losses on debt instruments were COP 6,743 and COP 2,654; equity securities COP 19,511 and COP 15,956, respectively.

Transfers between level 1 and level 2 of the fair value hierarchy
The table below presents the transfers for all assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 as of June 30, 2026, and December 31, 2025:

Type of instruments	June 30, 2026		December 31, 2025(1)
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
In millions of COP
Debt instruments at fair value though profit or loss
Securities issued or secured by foreign government	-	-	36,039	-
Total	-	-	36,039	-
Equity securities
Equity securities	-	-	2	10,018
Total	-	-	2	10,018
(1)The accumulated value as December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. On June 30, 2026, the sale of 100% of the shares of Banistmo S.A. was completed. For more information, see Note 1, Reporting Entity.

All transfers are assumed to occur at the end of the reporting period.

Quantitative information about level 3 fair value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized in profit or loss. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input as described in the table below.

The following table sets forth information about significant unobservable inputs related to Cibest Corporate Group’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of June 30, 2026

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	77,417	Discounted cash flow	Yield	0.14% to 10.31%	2.64%	75,798	79,074
			Prepayment Speed	n/a	n/a	80,065	n/a
			Prepayment Speed	n/a	n/a	76,849	n/a
Other bonds	74,045	Discounted cash flow	Yield	0.29% to 3.72%	3.67%	70,689	77,737
Total securities issued by other financial institutions	151,462
Securities issued by the Colombian Government
Bonds by government entities	2,549,473	Discounted cash flow	Yield / Interest rate	0.50% to 0.50%	0.50%	2,528,576	2,574,455
Corporate bonds
Corporate bonds	574,176	Discounted cash flow	Yield	-0.10% to 4.11%	2.01%	539,982	601,890
Total debt instruments	3,275,111
Equity securities
Equity securities	720,049	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	28,273	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	(2,203,997)	Discounted cash flow	Credit spread	-0.05% to 17.10%	(0.11%)	(2,207,513)	(2,203,158)
Swaps	(229,550)	Discounted cash flow	Credit spread	-8.85% to 17.03%	(0.75%)	(225,696)	(229,432)
Options	(119,498)	Discounted cash flow	Credit spread	0.01% to 17.03%	1.06%	(118,733)	(120,091)
Total derivative financial instruments	(2,553,045)
Investment in associates
P.A. Viva Malls	2,121,500	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Lote Palermo	38,711	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	11,578	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	145	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	2,171,934

As of December 31, 2025

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	64,125	Discounted cash flow	Yield	0.14% to 10.31%	3.06%	62,752	65,538
			Prepayment Speed	n/a	n/a	67,024	n/a
			Prepayment Speed	n/a	n/a	63,704	n/a
Other bonds	5,048	Discounted cash flow	Yield	0.32% to 1.10%	0.71%	5,002	5,094
Total securities issued by other financial institutions	69,173
Securities issued by the Colombian Government
Bonds by government entities	2,627,989	Discounted cash flow	Yield	0.50% to 0.50%	0.50%	2,619,101	2,640,019
Corporate bonds
Corporate bonds	542,224	Discounted cash flow	Yield	-0.16% to 5.02%	2.43%	497,386	559,495
Total debt instruments	3,239,386
Equity securities
Equity securities	787,932	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	30,285	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	(424,381)	Discounted cash flow	Credit spread	0.00% to 17.10%	(0.24%)	(417,068)	(424,265)
Swaps	(33,611)	Discounted cash flow	Credit spread	0.00% to 7.47%	0.61%	(50,216)	(28,748)
Options	(45,907)	Discounted cash flow	Credit spread	0.01% to 2.13%	0.34%	(45,481)	(46,050)
Total derivative financial instruments	(503,899)
Investment in associates
P.A. Viva Malls	1,990,556	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Lote Palermo	37,295	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,405	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	146	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	2,041,402

The following table sets forth information about valuation techniques used in the measurement of the fair value investment properties of Cibest Corporate Group, the significant unobservable inputs, and the respective sensitivity:

Methodology	Valuation technique	Significant unobservable input	Description of sensitivity
Sales Comparison Approach - SCA
The fair value assessment is based on the examination of prices at which similar properties in the same area recently sold. Since no two properties are identical the measurement valuation must take into account adjustments for the differences between the sold properties and those held by the Bank to earn rentals or for capital appreciation.
Comparable prices
The weighted average rates used in the capitalization methodology for revenues in the first quarter for 2026 are:
•Direct capitalization: initial rate 8.20%.
•Discounted cash flow: discount rate: 12.38%, terminal rate: 8.34%.
The same weighted rates for the second quarter of 2026 were:
•Direct capitalization: initial rate 8.03%
•Discounted cash flow: discount rate: 12.40%, terminal rate: 8.34%.
The ratio between monthly gross income and real estate value directly administered by the FIC (rental rate) considering the differences in placements and individual factors between properties and in a weighted way in the first quarter of 2026 was 0.77% and for second quarter of, 2026 was 0.80%.

An increase (light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.
An increase (light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa.

Income Approach Used to estimate the fair value of the property by taking future net cash flows and discounting them at the capitalization rate.	Direct capitalization Discounted cash flows
Cost approach
Used to estimate the fair value of the property considering the cost to replace or build a property at the same or equal conditions of the asset to be measured, deducting the accumulated depreciation charge and adding-up the amount of the land.
Replacement cost

There has been no change to the valuation technique during the year 2026 for each asset.
NOTE 20. SUBSEQUENT EVENTS
Approval of Consolidated Financial Statements
These Condensed Consolidated Interim Financial Statements were approved by Chief Executive Financial for publication at August 10, 2026. The Financial Statements have been not audited.
On July 8, 2026, Bancolombia S.A. completed the issuance of COP 1 trillion of subordinated bonds recognized as Additional Tier 1 (AT1) capital instruments, fully subscribed by Grupo Cibest S.A. This transaction constitutes Bancolombia’s first issuance of AT1 instruments in the local capital market and was undertaken to strengthen the Bank’s capital base, optimize its regulatory capital structure, and support its solvency requirements in accordance with applicable prudential regulations.

Acquisition of Avista Colombia

On August 3, 2026, Estrategias Cibest S.A.S., a subsidiary of Grupo Cibest, acquired 100% of the shares of Avista Colombia following the fulfillment of the conditions required for the closing of the transaction. Avista Colombia is a company specialized in digital financing solutions, with a focus on payroll deduction loans and other products associated with payroll and pensions.

The acquisition is part of Grupo Cibest’s growth strategy and its efforts to strengthen its business ecosystem, enabling the Group to expand its offering of financial solutions for different segments of the population and generate opportunities for financial, operational, commercial and technological synergies. Avista Colombia will continue to operate independently, maintaining its brand, business strategy and operating model.

Extraordinary Dividend of Grupo Cibest S.A.
The Board of Directors has convened a meeting on August 26, 2026, to submit the following proposal for consideration by the General Shareholders’ Meeting:
The partial reallocation of the discretionary reserve named “For Equity Strengthening and Future Distributions” in the amount of COP 1,200,665, to be used for an extraordinary dividend distribution.
The payment of an extraordinary dividend of COP 1,271 per share, payable in a single installment on September 1, 2026.
Decrease in the Market Representative Exchange Rate
Subsequent to June 30, 2026, the reporting date, and through August 10, 2026, the date on which these Financial Statements were authorized for issuance, the Colombian Market Representative Exchange Rate decreased by COP 315.36, from COP 3,440.83 to COP 3,125.47 per U.S. dollar, respectively. This decrease reflects a strengthening of the Colombian peso against the U.S. dollar during the period following the reporting date and, therefore, does not result in any adjustment to the amounts recognized as of June 30, 2026. This event is disclosed because it could have a significant impact on the future performance and valuation of assets and liabilities denominated in foreign currency.

RISK MANAGEMENT
The first half of 2026 was characterized by heightened inflationary risks and elevated geopolitical uncertainty stemming from the conflict in the Middle East and the fragility of the agreements reached in the region. While energy markets experienced temporary periods of relief, risks of supply disruptions in oil and gas markets persisted, increasing volatility in international energy prices and contributing to sustained inflationary pressures across several economies. Against this backdrop, major central banks maintained a cautious—and, in some cases, restrictive—policy stance, while U.S. dollar strength, higher global risk aversion, and tighter financial conditions continued to pose meaningful challenges to global economic growth and, in particular, to emerging markets.

Credit risk
Credit risk represents the likelihood that the Group may incur financial losses due to a counterparty, issuer, or debtor failing to meet their contractual obligations. It also encompasses losses resulting from credit rating downgrades, reduced earnings and returns, concessions granted during debt restructurings, and recovery-related costs.

The information below contains the maximum exposure to credit risk for the periods ending June 30, 2026 and December 31, 2025:

June 30, 2026

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	235,741,411	14,150,425	12,381,345	262,273,181
Commercial	131,842,222	4,182,645	6,597,166	142,622,033
Consumer	46,004,255	4,644,942	2,877,782	53,526,979
Mortgage	32,558,680	1,794,604	1,550,134	35,903,418
Small Business Loans	898,153	130,730	70,584	1,099,467
Financial Leases	24,438,101	3,397,504	1,285,679	29,121,284
Off-Balance Sheet Exposures	47,836,850	475,647	348,589	48,661,086
Financial Guarantees	6,963,482	59,422	76,120	7,099,024
Loan Commitments	40,873,368	416,225	272,469	41,562,062
Loss Allowance	(2,460,359)	(2,470,153)	(8,819,796)	(13,750,308)
Total	281,117,902	12,155,919	3,910,138	297,183,959
December 31, 2025

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	230,529,201	13,291,069	12,533,711	256,353,981
Commercial	128,900,017	3,789,022	6,938,883	139,627,922
Consumer	45,368,880	4,597,424	2,787,242	52,753,546
Mortgage	31,451,240	1,551,976	1,413,156	34,416,372
Small Business Loans	885,674	120,330	57,008	1,063,012
Financial Leases	23,923,390	3,232,317	1,337,422	28,493,129
Off-Balance Sheet Exposures	45,080,299	398,436	439,419	45,918,154
Financial Guarantees	6,385,687	16,589	152,549	6,554,825
Loan Commitments	38,694,612	381,847	286,870	39,363,329
Loss Allowance	(2,126,247)	(2,321,812)	(9,043,389)	(13,491,448)
Total	273,483,253	11,367,693	3,929,741	288,780,687
The maximum exposure to credit risk from the loan portfolio and finance lease operations corresponds to their carrying amount at the end of the period, without considering any collateral received or other credit enhancements.
The maximum exposure to credit risk from off-balance sheet positions includes financial guarantees, rate and credit line commitments, and available credit facilities granted at the end of the period, without considering any collateral received or other credit enhancements.

Credit Risk Management - Loans and Advances
As of the end of the first half of 2026, Colombia's economy continued to experience moderate expansion, driven mainly by private consumption and government spending. Nevertheless, subdued private investment, particularly in the construction and mining sectors, continued to weigh on the achievement of more sustainable long-term growth. The operating environment remained characterized by persistent inflationary pressures and restrictive monetary conditions.

Furthermore, despite increased political stability, fiscal consolidation and the long-term sustainability of public finances remain key areas of concern, amid ongoing global market volatility and geopolitical uncertainty.

Economic activity in El Salvador and Guatemala remained favorable during the period, driven primarily by public and private infrastructure investment and solid domestic demand. However, the region remains exposed to external risks. Slower growth in remittance inflows, inflationary pressures arising from external supply-side shocks, and dependence on international commodity prices heighten the vulnerability of certain economies to a challenging and uncertain global macroeconomic environment.

In a highly competitive financial market and an uncertain environment, we prioritize credit-cycle decisions that support the stability of the portfolio’s risk profile. This is achieved through the continuous improvement of the processes, models, and methodologies used at each stage of the credit cycle. This approach is supported by an agile and forward-looking response to changes in economic conditions, enabling proactive adjustments to risk appetite and helping to protect the Group’s financial soundness.

Credit risk management for the different types of lending activities carried out by the entities of Group is performed in accordance with the Group Credit Risk Management Framework approved by the Board of Directors. This framework sets out corporate definitions and general criteria to assess, measure, monitor, control, and mitigate credit risk through the implementation of policies, guidelines, and methodologies across the credit cycle.

a.Credit Quality Analysis - Loans and Financial Leases
As of June 30, 2026, Cibest Corporate Group's loan portfolio totaled COP 262.3 trillion, representing a 2.3% increase in the Colombian peso-denominated portfolio balance compared to December 2025 (COP 256.4 trillion). This change was recorded despite the impact of the appreciation of the Colombian peso against the U.S. dollar, which reduced the reported balance due to the translation of the portion of the portfolio denominated in that currency. Overall portfolio performance was mainly driven by higher commercial loan balances in Colombia and El Salvador, as well as positive dynamics in the mortgage and consumer portfolios in Colombia, which helped offset the foreign-exchange effect observed during the period.

The 30-day past due loan ratio (consolidated) at stood at 3.97% as of June 2026, increasing from 3.95% in December 2025. This increase was primarily attributable to the deterioration of the consumer and mortgage loan portfolios in Colombia, reflecting reduced household repayment capacity amid persistent inflationary pressures and challenging macroeconomic and geopolitical conditions. In El Salvador, the increase was concentrated in the consumer portfolio, consistent with the growth in lending to individuals observed since 2025. Conversely, the commercial portfolio improved during the period, driven mainly by the recovery of specific corporate clients within Colombia’s commerce sector. Cibest Corporate Group continues to actively manage its portfolios through prevention, mitigation and recovery strategies aimed at anticipating risk materialization and preserving overall credit quality.

Special Customer Administration

In order to monitor credit risk associated with customers, Cibest Corporate Group has established Special Customer Administration (AEC) Committees by business segment and geographic region to identify events that can lead to a reduction in borrowers’ ability to pay. Generally, customers with good credit behavior could be included in the watch list in case of detecting any event that can lead to future financial difficulties to repay their loans; for instance, internal factors such as the economic activity and sector, financial weakness, impacts of macroeconomic conditions, changes in corporate governance and other situations that could affect customers’ busines. The amount and allowance of customer included in the described watch list, as of June, 2026 and December, 2025 is shown below:

June 30, 2026

Watch List
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	9,359,103	0.85%	79,651
Level 2 – Medium Risk	3,712,824	8.08%	299,878
Level 3 – High Risk	1,810,441	55.55%	1,005,626
Level 4 – High Risk DOC (1)	4,509,746	72.88%	3,286,839
Total	19,392,114	24.09%	4,671,994
DOC: Origination and Collections Department.
December 31, 2025

Watch List
December 31, 2025
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	11,243,787	0.61%	68,609
Level 2 – Medium Risk	3,242,865	7.19%	233,252
Level 3 – High Risk	2,084,682	59.12%	1,232,457
Level 4 – High Risk DOC (1)	4,602,690	72.27%	3,326,436
Total	21,174,024	22.96%	4,860,754
DOC: Origination and Collections Department.
b.Risk Concentration – Loans and Advances
•Concentration of loan by maturity
The following table shows the ranges of maturity for the credit loans and financial leases, according for the remaining term for the completion of the contract of loans and financial leases at the end of June, 2026 and December, 2025:

June 30, 2026
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	36,746,951	62,918,942	41,271,581	1,684,559	142,622,033
Corporate	19,458,652	35,992,442	21,059,473	1,224,126	77,734,693
SME	4,270,462	8,456,972	1,226,909	79,428	14,033,771
Others	13,017,837	18,469,528	18,985,199	381,005	50,853,569
Consumer	1,310,984	35,293,911	16,704,062	218,022	53,526,979
Credit card	7,666	10,744,489	2,015,861	-	12,768,016
Vehicle	180,173	2,655,120	2,258,385	397	5,094,075
Order of payment	59,696	1,813,246	4,834,131	18	6,707,091
Others	1,063,449	20,081,056	7,595,685	217,607	28,957,797
Mortgage	67,739	1,012,385	10,791,489	24,031,805	35,903,418
VIS	21,120	318,962	3,245,380	10,597,084	14,182,546
Non-VIS	46,619	693,423	7,546,109	13,434,721	21,720,872
Finanacial Leases	2,517,174	8,843,571	13,506,678	4,253,861	29,121,284
Small business loans	46,143	1,020,954	31,468	902	1,099,467
Total gross loans and financial leases	40,688,991	109,089,763	82,305,278	30,189,149	262,273,181

December 31, 2025
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	37,701,890	59,704,817	39,337,022	2,884,193	139,627,922
Corporate	20,753,064	33,460,016	19,965,253	1,828,625	76,006,958
SME	4,070,363	8,539,793	1,060,389	186,436	13,856,981
Others	12,878,463	17,705,008	18,311,380	869,132	49,763,983
Consumer	5,393,052	34,827,883	12,296,414	236,197	52,753,546
Credit card	39,952	10,351,902	2,088,614	3,451	12,483,919
Vehicle	136,130	2,704,055	1,955,420	365	4,795,970
Order of payment	2,209,043	1,812,470	2,800,720	12,514	6,834,747
Others	3,007,927	19,959,456	5,451,660	219,867	28,638,910
Mortgage	820,792	983,691	10,696,429	21,915,460	34,416,372
VIS	19,358	300,678	3,002,419	9,851,053	13,173,508
Non-VIS	801,434	683,013	7,694,010	12,064,407	21,242,864
Finanacial Leases	2,283,462	8,690,954	13,328,370	4,190,343	28,493,129
Small business loans	53,098	987,314	20,720	1,880	1,063,012
Total gross loans and financial leases	46,252,294	105,194,659	75,678,955	29,228,073	256,353,981

_______________________________________________________
2VIS: Social Interest Homes, corresponds to mortgage loans granted by the financial institutions of amounts less than 135 minimum wages.
•Concentration by past due days
The following table shows the loans and financial leases according to past due days for the periods ending on June, 2026 and December, 2025. Loans or financial leases are considered past due if it is more than one month overdue (i.e. 31 days):

June 30, 2026
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	138,661,718	302,708	127,182	791,752	2,738,673	142,622,033
Consumer	50,336,371	1,342,974	430,726	1,195,973	220,935	53,526,979
Mortgage	33,688,329	799,806	219,442	472,415	723,426	35,903,418
Financial Leases	28,175,499	254,732	66,327	188,178	436,548	29,121,284
Small Business Loan	989,334	47,538	11,845	45,588	5,162	1,099,467
Total	251,851,251	2,747,758	855,522	2,693,906	4,124,744	262,273,181

December 31, 2025
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	135,330,887	426,990	156,363	869,610	2,844,072	139,627,922
Consumer	49,805,549	1,224,406	407,456	1,100,716	215,419	52,753,546
Mortgage	32,463,354	646,147	166,300	477,855	662,716	34,416,372
Financial Leases	27,648,328	211,469	39,547	179,284	414,501	28,493,129
Small Business Loan	975,530	37,438	12,584	31,764	5,696	1,063,012
Total	246,223,648	2,546,450	782,250	2,659,229	4,142,404	256,353,981
•Concentration of loans by economic sector

The following table contains the detail of the portfolio of loans and financial leases by main economic activity of the borrower for the periods ending on June, 2026 and December, 2025:

June 30, 2026
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,791,825	1,342,492	7,134,317
Petroleum and Mining Products	2,226,822	274,797	2,501,619
Food, Beverages and Tobacco	8,490,246	1,936,676	10,426,922
Chemical Production	5,145,334	331,645	5,476,979
Government	12,940,654	9,581	12,950,235
Construction	12,467,857	6,278,205	18,746,062
Commerce and Tourism	28,477,693	3,706,697	32,184,390
Transport and Communications	11,217,725	479,363	11,697,088
Public Services	16,513,072	1,328,474	17,841,546
Consumer Services	71,366,381	15,724,304	87,090,685
Commercial Services	36,904,211	5,693,147	42,597,358
Other Industries and Manufactured Products	9,218,947	4,407,033	13,625,980
Total	220,760,767	41,512,414	262,273,181

December 31, 2025
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,065,174	1,454,157	6,519,331
Petroleum and Mining Products	2,130,531	357,951	2,488,482
Food, Beverages and Tobacco	8,825,753	1,892,783	10,718,536
Chemical Production	5,016,379	327,950	5,344,329
Government	12,277,316	8,399	12,285,715
Construction	12,668,236	6,276,866	18,945,102
Commerce and Tourism	27,512,932	4,127,906	31,640,838
Transport and Communications	12,508,329	306,414	12,814,743
Public Services	14,642,893	1,273,641	15,916,534
Consumer Services	69,086,088	16,617,819	85,703,907
Commercial Services	35,957,673	4,211,895	40,169,568
Other Industries and Manufactured Products	9,469,462	4,337,434	13,806,896
Total	215,160,766	41,193,215	256,353,981
c.Credit Risk Management – investment financial instruments:
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Group follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:

•Term Limits.
•Credit Limits.
•Trading limits
•Master Agreement.
•Margin Agreements.
•Counterparty Alerts.

d.Credit Quality Analysis - investment financial instruments:
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Group relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Group.

External credit rating system: is divided by the type of rating applied to each instrument or counterparty; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: The “ratings or risk profiles” scale is created with a range of levels that go from low exposure to high exposure (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: All investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: All speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: All positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

Credit Quality Analysis of the Group

Maximum Exposure to Credit Risk
In millions of COP
	Debt instruments		Equity		Other financial instruments(1)		Derivatives(2)
	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025
Low Risk	5,176,141	6,753,154	84	415	-	-	1,185,891	630,738
Medium Risk	39,900,158	24,402,902	1,211,251	1,143,337	14,985	19,014	1,287,340	659,717
High Risk	1,556,849	1,683,992	529	15,026	2,966	-	6,314	1,794
Without Rating	-	-	369,179	304,844	10,322	11,271	60,626	16,495
Total	46,633,147	32,840,048	1,581,043	1,463,622	28,273	30,285	2,540,171	1,308,744
(1)Corresponds to convertible notes or agreements granting the right to acquire shares in the future, commonly referred to as Simple Agreements for Future Equity (SAFEs)
(2)For derivatives transactions counterparty risk is disclosed as long as the valuation is positive.

Risk exposure by credit rating

Maximum Exposure to Credit Risk
In millions of COP
	Other financial instruments(1)
	June 30, 2026	December 31, 2025
Sovereign Risk	30,176,407	15,380,169
AAA	1,260,581	2,247,310
AA+	3,056,927	3,618,196
AA	42,981	27,534
AA-	526,263	187,873
A+	623,004	165,838
A	256,970	371,477
A-	10,628	254,259
BBB+	44,298	10,914
BBB	77,910	115,728
BBB-	462,553	385,178
BB+	11,689,556	10,531,642
BB	435,507	219,486
BB-	112,264	93,672
Other	1,566,658	1,700,813
Not rated	440,127	332,610
Total	50,782,635	35,642,699
(1) Internal homologation.

•Financial credit quality of other financial instruments that are not in default nor impaired in value
Debt instruments: 100% of the debt instruments are not in default.
Equity: The positions do not represent significant risks.
Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.

•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk
In millions of COP
	Maximum Exposure		Collateral		Net Exposure
	Jun 30, 2026	December 31, 2025	Jun 30, 2026	December 31, 2025	Jun 30, 2026	December 31, 2025
Debt instruments	46,633,147	32,840,048	(9,124,241)	(2,529,186)	37,508,907	30,310,862
Derivatives	2,540,171	1,308,744	(1,525,771)	(726,801)	1,014,400	581,943
Equity	1,581,043	1,463,622	-	-	1,581,043	1,463,622
Other financial instruments	28,273	30,285	-	-	28,273	30,285
Total	50,782,635	35,642,699	(10,650,012)	(3,255,987)	40,132,622	32,386,712
Note: Derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December 2025 was COP 726,801 and in June 2026 was COP 1,525,771. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.

Collateral- investment financial instruments

Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Group, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by Citibank N.A.. This entity acts as the independent third party in international margin calls, enabling more efficient management of the collateral provided and received in the course of investment activities involving derivative instruments.
Collateral adjustments for margin agreements: The adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.

e.Credit risk concentration - investment financial instruments:
At the end of the period, the Group's positions did not exceed the concentration limit.

Country Risk

1 A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over-the-counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

This risk refers to the possibility of incurring losses from financial transactions abroad due to a deterioration in the economic and/or sociopolitical conditions of the host country, whether caused by restrictions on currency transfers or by factors not attributable to the host country’s commercial and financial conditions. This definition includes, among others, sovereign risk (SR) and transfer risk (TR).

To ensure adequate management of country risk associated with the long-term investments made by Cibest Corporate Group in jurisdictions other than Colombia, where the holding company is based, at the Corporate Vice Presidency of Risk develops the guidelines, processes, and methodologies that define the materiality of such investments and enable the periodic management of the country risk to which they are exposed.

As a result of the application of these guidelines, as of June 2026, no alerts were issued for any of the investments assessed relative to the values recorded as of March 2026. Additionally, the value of the investments comprising the assessed portfolio experienced natural variations associated with earnings accumulation, declared dividends, and the appreciation of the Colombian peso against the U.S. dollar.

Market risk
Market risk refers to the possibility of incurring losses due to changes in equity prices, interest rates, exchange rates, and other indicators whose values are determined in public markets. It also encompasses the probability of unexpected changes in net interest income and the economic value of equity resulting from fluctuations in market interest rates.

Cibest Corporate Group currently measure the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division, using a VaR methodology established in accordance with “Chapter I, Annex VI of the Basic Financial Circular”, issued by the Financial Superintendency of Colombia.

The VaR methodology established by “Chapter I of the Basic Financial Circular” is based on the model recommended by the Amendment to the Capital Accord to Incorporate Market Risks of Basel Committee of 2005, which focuses on the treasury book and excludes those investments classified as amortized cost which are not being given as collateral and any other investment that comprises the banking book. In addition, the methodology aggregates all risks by the use of correlations, through an allocation system based on defined zones and bands, affected by given sensitivity factors.
Cibest Corporate Group use different models with the purpose of measure risk exposure and the portfolio diversification effect, the main metrics are: i) the standard methodology required by the Financial Superintendence of Colombia, is established by “Chapter I of the Basic Financial Circular”, and ii) the internal methodology of historical weighted simulation, which use a confidence level of 99%, a holding period of 10 days, a time frame of 250 business days and hierarchical VaR limits.
The guidelines and principles of the Group´s Market Risk Management have been keeping in accordance with disclose of December 31, 2025.
Total market risk exposure increased by 13.8%, from COP 1,213,155 in December 2025 to COP 1,380,011 in June 2026. This change is primarily attributable to greater exposure to the exchange rate factor, due to an increase in U.S. dollar-denominated positions. In addition, the interest rate factor showed an increase, driven by greater exposure of the securities in the portfolio.

The following table presents the total change in market risk and other risk factors:

June 2026
In millions of COP
Factor	End of Period	Average	Maximum May, 2026	Minimum February, 2026
Interest rate	586,986	587,840	634,551	556,900
Exchange rate	314,101	269,765	375,314	221,538
Stock price	402,617	419,804	433,285	422,215
Collective investment funds	76,306	79,589	75,465	79,674
Total Value at Risk	1,380,011	1,356,998

December 2025
In millions of COP
Factor	End of Period	Average	Maximum November, 2025	Minimum January, 2025
Interest rate	534,919	552,803	499,712	524,034
Exchange rate	182,077	282,154	751,796	79,062
Stock price	407,177	380,326	367,615	375,015
Collective investment funds	88,982	51,683	35,781	36,608
Total Value at Risk	1,213,155	1,266,967
*As of June 30, 2026, the proprietary cryptocurrency portfolio of Wenia amounted to USD 2,227, with a Value at Risk (VaR) of USD 10. The VaR was calculated using an internal methodology based on a Dinamic Conditional Correlation (DCC) GARCH model, with a one-day time horizon and a 99% of confidence level.

On the other hand, regarding the VaR measured with the internal, no breaches of the approved limits were identified.

This exposure has been permanently monitored by the Board of Directors and is an input for the decision-making process to preserve the stability in the Group.

Non-trading instruments market risk measurement
The banking book’s relevant risk exposure is interest rate risk, which is the probability of unexpected changes in net interest income or in the economic value of equity as a result of a change in market interest rates. Changes in interest rates affect the Group’s earnings because of timing differences on the repricing of the assets and liabilities. The Group manages the interest rate risk arising from banking activities in non-trading instruments by analyzing the interest rate mismatches between its interest earning assets and its interest bearing liabilities, and estimates the impact on the net interest income and the economic value of equity. The foreign currency exchange rate exposures arising from the banking book are provided to the Treasury Division where these positions are aggregated and managed.
•Interest Risk Exposure (Banking Book)
The Group has performed a sensitivity analysis of market risk sensitive instruments estimating the impact on the net interest income of each position in the banking book, using a repricing model and assuming positive parallel shifts of 100 basis points (bps).
The table 1 provides information about Group’s interest rate sensitivity for the statement of financial position items comprising the banking book.

Table 1. Sensitivity to Interest Rate Risk of the Banking Book
The chart below provides information about Group’s interest rate risk sensitivity in local currency (COP) at June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
In millions of COP
Assets sensitivity 100 bps	1,227,145	1,314,604
Liabilities sensitivity 100 bps	814,567	870,619
Net interest income sensitivity 100 bps	412,578	443,985
The chart below provides information about Group’s interest rate risk sensitivity in foreign currency (US dollars) at December 31, 2025 and June 30, 2026:

	June 30, 2026	December 31, 2025
In thousands of USD
Assets sensitivity 100 bps	69,834	95,344
Liabilities sensitivity 100 bps	84,264	110,682
Net interest income sensitivity 100 bps	(14,430)	(15,337)
A positive net sensitivity denotes a higher sensitivity of assets than of liabilities and implies that a rise in interest rates will positively affect the Group´s net interest income. A negative sensitivity denotes a higher sensitivity of liabilities than of assets and implies that a rise in interest rates will negatively affect the Group´s net interest income. In the event of a decrease in interest rates, the impacts on net interest income would be opposite to those described above.
Total Exposure:
As of June 30, 2026, the net sensitivity of the banking book in local currency to parallel shifts of 100 basis points in interest rates was COP 412,578, representing a decreased of COP 31,407 compared to December 2025. This decreased is mainly driven by offsetting of hedging swaps measured at fair value and to growth in the balances of Bancolombia’s wholesale savings accounts.

On the other hand, the sensitivity of the Net Interest Margin (NIM) in foreign currency to a parallel shift of 100 basis points in interest rates decreased by USD 0.9 million between December 31, 2025 and June 30, 2026, reaching USD -14.4 million. This decline was due to the reduction in exposure resulting from the sale of Banistmo.

•Assumptions and Limitations
Net interest income sensitivity analysis is based on the repricing model and considers the following key assumptions: (a) The effects of new transactions, defaults, and other events are not considered, (b); the fixed rate instruments sensitivity, includes the amounts with maturity lower than one year and assumes these will be disbursed at market interest rates and (c) changes in interest rate occur immediately and parallel in the yield curves from assets and liabilities for different maturities.

Liquidity risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.
During the analysis period, Cibest Corporate Group maintained sufficient liquidity levels, enabling it to comply with all internal and regulatory indicators. Likewise, liquidity monitoring did not report any alerts indicating potential risk, and liquid assets comfortably exceeded the limits established to cover the Group's requirements.
a.Liquidity risk exposure
To estimate liquidity risk, a liquidity coverage ratio is calculated to ensure that the liquid assets held are sufficient to cover potential net cash outflows over 30 days. This ratio enables the Group to meet its liquidity coverage requirements for the coming month. The liquidity coverage ratio is presented as follows:

Liquidity Coverage Ratio	June 30, 2026	December 31, 2025
Net cash outflows into 30 days	27,461,589	25,449,163
Liquid Assets	60,012,017	62,298,491
Liquidity coverage ratio(1)	218.53%	244.80%

The coverage ratio decreased from 244.8% in December 2025 to 218.53% in June 2026. This decrease is primarily due to the increase in Bancolombia S.A.’s liquidity requirements, resulting from higher outflows associated mainly with liquidity-related liability operations. Meanwhile, the Group’s liquid assets remained stable across all entities; however, a decrease was observed, attributable primarily to the colombian peso revaluation.
One of Cibest Corporate Group’s main guidelines is to maintain a strong liquidity position. Accordingly, the Risk Committee has approved a methodology for determining the minimum level of liquid assets, calculated based on liquidity requirements. This approach aims to ensure the proper functioning of banking and financial service activities—such as loan disbursements and deposit withdrawals—while protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by the Group:

Liquid Assets(1)	June 30, 2025	December 31, 2025
High quality liquid assets(2)
Cash	24,838,235	26,625,173
High quality liquid securities	26,774,520	25,531,243
Other Liquid Assets
Other securities(3)	8,399,262	10,142,076
Total Liquid Assets	60,012,017	62,298,492

(1) Liquid Assets:Liquid assets are those that are easily realizable and form part of the entity's portfolio, or those received as collateral in active money market operations, provided they have not been subsequently used in passive money market operations and are free from any mobility restrictions. This category includes: cash, holings in open-ended collective investment funds without a minimum holding period, and negotiable investments available for sale in fixed-income securities.
(2) High-Quality Securities:These include cash and liquid assets accepted by the Central Bank for its monetary expansion and contraction operations.
(3) Other Liquid Assets:This category includes liquid assets that do not meet the quality criteria mentioned above.

Contractual maturities of financial assets and liabilities

Below are the contractual maturities of principal and interest for Cibest Corporate Group’s financial assets:

Contractual maturities of financial assets – As of June 30, 2026

Financial Assets	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
June 30, 2026		In millions of COP
Cash and balances with central bank	27,738,329
Interbank borrowings - Repurchase agreements	3,395,565	220,142	0	0	0
Financial assets investments	1,964,935	18,835,770	16,256,629	5,695,063	1,159,361
Loans and advances to customers	14,031,182	95,112,464	102,643,113	56,547,927	102,382,971
Derivative financial instruments	81,975,984	12,918,600	3,143,154	1,441,283	1,287,698
Total financial assets	129,105,995	127,086,976	122,042,896	63,684,273	104,830,030

Contractual maturities of financial assets – As of December 31, 2025

Financial Assets	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
December 31, 2025		In millions of COP
Cash and balances with central bank	24,625,309
Interbank borrowings - Repurchase agreements	9,596,081	465,662	0	0	0
Financial assets investments	3,192,341	25,014,014	10,270,300	5,093,609	2,781,776
Loans and advances to customers	16,362,824	98,293,420	108,624,480	64,191,216	120,638,340
Derivative financial instruments	72,577,065	9,762,318	2,851,659	1,666,495	1,207,055
Total financial assets	126,353,620	133,535,414	121,746,439	70,951,319	124,627,171

Below are the contractual maturities of principal and interest for Cibest Corporate Group’s financial liabilities:

Contractual maturities of financial liabilities – As of June 30, 2026

Financial Liabilities	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
June 30, 2026	In millions of COP
Demand deposit from customers	174,392,292
Time deposits from customers	20,891,369	64,324,277	7,065,034	4,580,994	11,427,006
Interbank deposits-Repurchase agreements	9,160,657	217,606	0	0	0
Borrowings from other financial institutions	148,273	3,385,102	2,217,400	1,425,661	2,386,909
Debt securities in issue	408,670	1,058,658	6,133,475	589,517	680,568
Preferred Shares	0	0	0	0	0
Derivative financial instruments	82,669,667	13,691,438	3,319,855	1,544,226	1,673,864
Total financial liabilities	287,670,929	82,677,081	18,735,763	8,140,398	16,168,346

Contractual maturities of financial liabilities – As of December 31, 2025

Financial Liabilities	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
December 31, 2025	In millions of COP
Demand deposit from customers	174,901,209
Time deposits from customers	23,783,630	69,380,898	10,062,892	6,665,040	11,764,550
Interbank deposits-Repurchase agreements	940,817	390,690	0	0	0
Borrowings from other financial institutions	928,935	8,296,960	6,639,834	1,330,886	3,347,493
Debt securities in issue	683,998	2,584,102	5,011,604	3,965,631	699,430
Preferred Shares	0	0	0	0	583,477
Derivative financial instruments	71,016,919	10,059,979	2,938,120	1,843,291	2,310,372
Total financial liabilities	272,255,508	90,712,629	24,652,450	13,804,847	18,705,321

Financial guarantees

Below are the financial guarantees:

June 30, 2026	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
In millions of COP
Financial guarantees	1,322,179	3,728,578	1,276,537	715,602	59,843

December 31, 2025	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
In millions of COP
Financial guarantees	759,832	3,860,361	1,249,931	632,287	52,414